As filed with the Securities and Exchange Commission
                      on February 11, 1999
                                       Registration No. 333-43149
=================================================================
                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
               ___________________________________

                        AMENDMENT NO. 4
                               TO
                            FORM S-3
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
               ___________________________________


              PERMA-FIX ENVIRONMENTAL SERVICES, INC.
        (Exact name of registrant as specified in charter)

           DELAWARE                           58-1954497
        (State or other                    (I.R.S. Employer
        jurisdiction of                     Identification
        incorporation)                      Number)

                    1940 Northwest 67th Place
                    Gainesville, Florida 32653
                          (352) 373-4200
       (Address, including zip code, and telephone number,
         including area code, of registrant's principal
                        executive office)
               ___________________________________

                     DR. LOUIS F. CENTOFANTI
                      Chairman of the Board
              Perma-Fix Environmental Services, Inc.
                    1940 Northwest 67th Place
                   Gainesville, Florida  32653
                          (352) 373-4200
       (Address, including zip code, and telephone number,
            including area code, of agent for service)
                             Copy to:
                   IRWIN H. STEINHORN, ESQUIRE
           Conner & Winters, A Professional Corporation
                One Leadership Square, Suite 1700
                        211 North Robinson
                  Oklahoma City, Oklahoma  73102
                          (405) 272-5711
               ___________________________________

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box: [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  CALCULATION OF REGISTRATION FEE
                  _______________________________

   Title of                           Proposed      Proposed
  Each Class           Number of      Maximum        Maximum
of Securities           Shares        Offering      Aggregate     Amount of
   to be                to be           Price       Offering     Registration
 Registered           Registered      Per Share       Price         Fee(5)
______________       ____________    __________     __________   ____________
Common Stock,        5,065,311(1)    $ 1.28125(2)   $6,489,930    $1,804.20
  $.001 par value

Common Stock,        5,161,763(3)     $1.50 -      $10,329,532    $2,871.61
  $.001 par value                     $3.625(4)
_____________________

(1) Includes (a) 3,200,000 shares to be issued upon conversion of the Company's Series 10 Class J Convertible Preferred Stock, par value $.001 per share ("Series 10 Preferred") and in payment of dividends accrued on the Series 10 Preferred; (b) 1,379,311 shares to be issued upon conversion of the Company's Series 8 Class H Convertible Preferred Stock, par value $.001 per share ("Series 8 Preferred"); (c) 250,000 shares which have been or may be issued by the Company in payment of dividends accrued on the Series 4 Class D Convertible Preferred Stock, par value $.001 per share
    ("Series 4 Preferred"), the Series 6 Class F Convertible Preferred Stock, par value $.001 per share ("Series 6 Preferred"), which Series 6 Preferred was exchanged for all of the Series 4 Preferred and the Series 8
    Preferred, which Series 8 Preferred was exchanged for all of the Series 6 Preferred; (d) 200,000 shares to be issued upon conversion of the Company's Series 9 Class I Convertible Preferred Stock, par value $.001 per share; and (e) 36,000 shares which may be issued by the Company in payment of dividends accrued on the Series 5 Class E Convertible Preferred Stock, par value $.001 per share ("Series 5 Preferred"), the Series 7
    Class G Convertible Preferred Stock, par value $.001 per share ("Series 7 Preferred"), which Series 7 Preferred was exchanged for all of the Series
    5 Preferred and the Series 9 Class I Convertible Preferred Stock, par value $.001 per share ("Series 9 Preferred"), which Series 9 Preferred was exchanged for all of the Series 7 Preferred.

(2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) on the basis of the average of the high and low price as quoted on the NASDAQ Small Cap Market on January 19, 1999.

(3) Includes (a) 100,000 shares to be issued upon exercise of one warrant at an exercise price of $1.50 per share; (b) 100,000 shares to be issued upon exercise of one warrant at an exercise price of $1.70 per share; (c) 375,000 shares to be issued upon exercise of two warrants at an exercise price of $1.8125; (d) 35,000 shares to be issued upon exercise of two warrants at an exercise price of $1.8125; (e) 200,000 shares to be issued upon exercise of one warrant at an exercise price of $1.875; (f) 1,875,000 shares to be issued upon exercise of one warrant at an exercise price of $1.875; (g) 625,000 shares to be issued upon exercise of one warrant at an exercise price of $1.875; (h) 150,000 shares to be issued upon exercise of one warrant at an exercise price of $1.875; (i) 350,000 shares to be issued upon exercise of one warrant at an exercise price of $1.875 per share; (j) 200,000 shares to be issued upon exercise of one warrant at an exercise price of $2.00 per share; (k) 175,000 shares to be issued upon exercise of one warrant at an exercise price of $2.00 per share; (l) 75,000 shares to be issued upon exercise of one warrant at an exercise price of $2.00 per share; (m) 281,250 shares to be issued upon the exercise of one warrant at an exercise price of $2.125 per share; (n) 75,000 shares to be issued upon the exercise of five warrants at an exercise price of $2.375 per share; (o) 20,513 shares to be issued upon exercise of one warrant at an exercise price of $2.4375 per share; (p) 150,000 shares to be issued upon exercise of one warrant at an exercise price of $2.50 per share; (q) 75,000 shares to be issued upon exercise of one warrant at an exercise price of $2.50 per share; (r) 175,000 shares to be issued upon exercise of one warrant at an exercise price of $3.00 per share; and (s) 125,000 shares to be issued upon exercise of one warrant at an exercise price of $3.625 per share.

(4) Estimated in accordance with Rule 457(g) for the purpose of calculating the registration fee.

(5) A registration fee of $4,961.37 was previously paid.

            Subject to Completion:  Dated February 11, 1999

PROSPECTUS
__________

               PERMA-FIX ENVIRONMENTAL SERVICES, INC.

                  10,227,074 Shares of Common Stock

    This prospectus ("Prospectus") covers 10,027,074 shares (the "Shares") of the common stock ("Common Stock"), of Perma-Fix Environmental Services, Inc., a Delaware corporation (the "Company") for reoffer or resale from time to time by the Selling Shareholders (as listed on page 45). This includes (i) 5,161,763 shares of Common Stock issuable upon the exercise of certain Common Stock purchase warrants ("Warrants") held by certain of the Selling Shareholders,
(ii) 1,379,311 shares of Common Stock issuable upon the conversion of the Company's Series 8 Class H Convertible Preferred Stock ("Series 8 Preferred"), held by certain of the Selling Shareholders, (iii) 200,000 shares of Common Stock issuable upon the conversion of the Company's Series 9 Class I Convertible Preferred Stock ("Series 9 Preferred"), (iv) 3,200,000 shares of Common Stock issuable upon conversion of the Company's Series 10 Class J Convertible Preferred Stock ("Series 10 Preferred") held by certain of the Selling Shareholders and issuable in payment of dividends accrued on the Series 10 Preferred (the Class 8 Preferred, Class 9 Preferred and Class 10 Preferred are collectively referred to as "Preferred Stock"), and (v) 286,000 shares of Common Stock issuable in payment of accrued dividends on the Preferred Stock currently held by certain of the Selling Shareholders and previously issued in payment of accrued dividends on the Company's Series 4 Preferred (which was exchanged for the Series 6 Preferred), Series 5 Preferred (which was exchanged for the Series 7 Preferred), Series 6 Preferred (which was exchanged for the Series 8 Preferred), Series 7 Preferred (which was exchanged for the Series 9 Preferred), Series 8 Preferred and Series 9 Preferred, as such terms are defined in "Private Placements and Exchange Agreements." In order for each Selling Shareholder to be legally permitted to sell Shares when such Selling Shareholder deems it appropriate, the Company has filed with the Securities and Exchange Commission ("Commission") a registration statement (the "Registration Statement"), which contains this Prospectus as a portion thereof, with respect to the sale of the Shares from time to time. See "Plan of Distribution," "Summary of Securities Being Offered" and "Private Placements and Exchange Agreements."

     The Company will not receive any of the proceeds from the conversion of the Preferred Stock or from the resale of Shares by the Selling Shareholders. However, the Company will receive the exercise price upon the exercise of the various warrants described herein. See "Use of Proceeds."

    The Company's Common Stock is traded under the symbol "PES" on the Boston Stock Exchange ("BSE") and under the symbol "PESI" on the National Association of Securities Dealers Automated Quotation System SmallCap Market ("NASDAQ"). The Shares may be offered for sale from time to time in one or more transactions, including block trades, in the over the counter market, on the BSE and the NASDAQ, in privately negotiated transactions, or in a combination of any such methods of sale. On February 9, 1999, the closing bid price of the Company's Common Stock as quoted by the NASDAQ was $1.3125 per share.

    The Selling Shareholders and any broker-dealer or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended (the
"Securities Act").

    The Company has agreed to pay all the costs and fees relating to the registration of the Shares covered by this Prospectus. However, the Company will not pay any discounts, concessions or commissions payable to underwriters, dealers or agents incident to the offering of the Shares or fees and expenses incurred by counsel for the Selling Shareholders.

    The mailing address, including zip code, and the telephone number of the principal executive office of the Company is: 1940 Northwest 67th Place, Gainesville, Florida 32653, and the telephone number is
(352) 373-4200.

                 ___________________________________

    Investment in these securities involves a high degree of risk. See "risk factors" on page 5 of this prospectus for a discussion of certain factors that prospective investors should consider prior to an investment in these securities.

                 ___________________________________

    The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus.  Any representation to the contrary is a
    criminal offense.
                 ___________________________________

         The date of this Prospectus is  February ___, 1999.

                       SPECIAL NOTE REGARDING
                     FORWARD-LOOKING STATEMENTS

    Certain statements contained within this Prospectus may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (collectively, the "Private Securities Litigation Reform Act of 1995"). All statements in this Prospectus other than statements of historical fact are forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which could cause actual results and performance of the Company to differ materially from such statements. The words "believe," "expect," "anticipate," "intend," "will," and similar expressions identify forward-looking statements. Forward-looking statements contained herein relate to, among other things, (i) ability or inability to improve operations and become profitable on an annualized basis and continue its operations, (ii) the Company's ability to develop or adopt new and existing technologies in the conduct of its operations, (iii) anticipated financial performance,
(iv) ability to utilize net operating loss carry forwards against future federal income tax liabilities; (v) ability to comply with the Company's general working capital requirements, (vi) ability to retain or receive certain permits or patents, (vii) ability to be able to continue to borrow under the Company's revolving line of credit,
(viii) ability to generate sufficient cash flow from operations to fund all costs of operations and remediation of certain formerly leased property in Dayton, Ohio, and the Company's facility in Memphis, Tennessee, (ix) ability to remediate certain contaminated sites for projected amounts, (x) ability of others to enter into markets serviced by the Company, (xi) "Year 2000" computer issues,
(xii) the Oak Ridge Contracts (as defined), (xiii) anticipated revenues resulting from the Oak Ridge Contracts and completion of the scope of work with M&EC (as defined), (xiv) acquisition of Chem-Met and Chem-Con (as defined), (xv) the government's acceptance of the Company's offer regarding settlement of claims involving the Drum Site (as defined), (xvi) the adoption of moratoriums or limitations by federal or state governments regarding the creation of new hazardous waste regulations, and (xvii) all other statements which are not statements of historical fact. While the Company believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove to have been correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this Prospectus, including, but not limited to, (i) general economic conditions, (ii) material reduction in revenues, (iii) inability to collect in a timely manner a material amount of receivables, (iv) increased competitive pressures, (v) the inability to maintain and obtain required permits and approvals to conduct operations, (vi) reduction in revenues and profitability of services provided by the Company due to increased competition, (vii) lack of resources to develop new technologies relating to the waste management business,
(viii) future federal tax audit or audits which could reduce the Company's loss carry forwards, (ix) limitations imposed by the Internal Revenue Code or the Company's inability to utilize its loss carry forwards, (x) the inability to develop new and existing technologies in the conduct of operations or the inability of the New Process (as defined) to perform as anticipated or to develop such for commercial use, (xi) overcapacity in the environmental industry, (xii) inability or failure to convert the computer systems of the Company's key suppliers, customers, creditors, and financial service organizations, in order to be "Year 2000" compliant, (xiii) discovery of additional contamination or expanded contamination at a certain Dayton, Ohio, property formerly leased by PFD (as defined) or at PFM's (as defined) facility at Memphis, Tennessee, which would result in a material increase in remediation expenditures, (xiv) determination that PFM is the source of chlorinated compounds at the Allen Well Field, (xv) changes in federal, state and local laws and regulations, especially environmental regulations, or in interpretation of such,
(xvi) potential increases in equipment, maintenance, operating or labor costs, (xvii) management retention and development, (xviii) the requirement to use internally generated funds for purposes not presently anticipated, (xix) inability to become profitable, and if unable to become profitable, the inability to secure additional liquidity in the form of additional equity or debt, (xx) inability to settle on reasonable terms certain claims made by the federal government against a certain subsidiary of the Company that is a potentially responsible party for clean up and costs incurred by the government in remediating certain sites owned and operated by others,
(xxi) inability of the Company & M&EC to finalize the scope of work documents relating to the Oak Ridge Contracts, (xxii) inability of the Company and M&EC to design and construct the required processing equipment in connection with the Oak Ridge Contracts, (xxiii) the actual volume of waste to be received under the Oak Ridge Contracts will not meet the expected totals as presented by the DOE (as defined)
(xxiv) a determination that the amount of work to be performed by the Company under the Oak Ridge Contracts is less than anticipated, (xxv) the inability of the Company to perform the work assigned to it under the Oak Ridge Contracts in a profitable manner, (xxvi) inability to complete acquisition of Chem-Met and Chem-Con because of the failure to comply with one or more of the conditions described under "Recent Developments - Potential Acquisition Negotiations", (xxvii) the inability of the Company to obtain under certain circumstances shareholder approval of the transaction in which the Series 10 Preferred and certain warrants were issued, (xxviii) the inability of the Company to maintain the listing of its Common Stock on the NASDAQ, and (xxvix) the factors set forth under "Risk Factors" contained in this Prospectus. The Company undertakes no obligations to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

                 ___________________________________

                        AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D. C. 20549, as well as at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D. C. 20549, at prescribed rates. Such materials can also be accessed through the World Wide Web site of the Commission, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). The Company's Common Stock is listed on the BSE and with NASDAQ, and reports, proxy statements and other information concerning the Company may also be inspected at (a) the offices of the BSE at One Boston Place, Boston, Massachusetts 02108, and (b) the offices of NASDAQ at 1735 K Street, N.W., Washington,
D. C. 20006-1506.

     The Company has filed a registration statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered by this Prospectus. This Prospectus constitutes a part of the Registration Statement and omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission.
Reference is made to the Registration Statement and exhibits thereto for further information with respect to the Company and the Shares of Common Stock offered hereby. Copies of the Registration Statement and the exhibits thereto may be obtained at prescribed rates upon request to the Commission in Washington, D. C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, such statements are qualified in their entirety by reference to such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

                     INCORPORATION BY REFERENCE

     The following documents filed by the Company with the Commission under the Exchange Act are incorporated by reference in this Prospectus and will be deemed part of this Prospectus:

     (1) Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Amendment No. 1 on Form 10-K/A, filed January 14, 1999;

     (2)  Current Report on Form 8-K, dated January 15, 1998;

     (3)  Quarterly Report on Form 10-Q for the quarter ended
          March 31, 1998;

     (4)  Current report on Form 8-K, dated June 30, 1998;

     (5)  Quarterly report on Form 10-Q for the quarter ended
          June 30, 1998;

     (6)  Quarterly Report on Form 10-Q for the quarter ended
          September 30, 1998, as amended by Amendment No. 1 on
          Form 10-Q/A, filed January 14, 1999.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering under this Prospectus will be deemed to be incorporated by reference into this Prospectus from the respective dates those documents are filed. If any statement in this Prospectus, in a subsequent supplement to this Prospectus or any document incorporated by reference in this Prospectus is modified or superseded by a statement in this Prospectus, in subsequent supplement to this Prospectus, or in any document incorporated by reference in this Prospectus, the earlier statement will be deemed, for the purposes of this Prospectus to have been modified or superseded by the subsequent statement and the earlier statement is incorporated by reference only as modified or to the extent it is not superseded.

     The Company will provide to each person to whom this Prospectus is delivered a copy of any or all of the documents which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to those documents). Such copies will be provided upon written or oral request and without charge. Requests should be directed to Richard T. Kelecy, Perma-Fix Environmental Services, Inc., 1940 Northwest 67th Place, Gainesville, Florida 32653, telephone (352) 373-4200.


                            RISK FACTORS

     In evaluating an investment in the Shares, prospective purchasers of the Shares pursuant to this Prospectus should consider carefully the factors set forth below, as well as the other information contained in this Prospectus and incorporated herein by reference.

Accumulated Deficits; Net Losses; Future Losses

     The Company has reported consolidated net losses in all annual periods since it began operations in 1991, and there is no assurance that the Company will be able to become profitable on an annualized basis in the foreseeable future. The Company's historical consolidated balance sheet at December 31, 1997, reflected an accumulated deficit of approximately $21,459,000. The Company's consolidated statement of operations for the year ended December 31, 1997, reflected a net loss applicable to Common Stock of approximately $5,169,000, or a net loss of approximately $.49 per share, after taking into account the loss from discontinued operations of $4,101,000 or

$.39 per share, and a preferred stock dividend of $1,260,000 relating to the issuance by the Company of a series of convertible preferred stock in 1997 that is convertible at a discount from market value of the Common Stock on the date of issuance as discussed below. This is compared to a net loss applicable to Common Stock of approximately $2,405,000, or a net loss of approximately $.27 per share, including the loss from discontinued operations of $287,000, or $.03 per share, for the year ended December 31, 1996. For the three months ended September 30,
1998, the Company had an unaudited consolidated net loss of approximately $9,000, after taking into account preferred stock dividends of $498,000 resulting from the issuance of convertible preferred stock at a discount from market value on the date of issuance as discussed below, on unaudited consolidated net revenues of approximately $8,065,000. This is compared to an unaudited consolidated net loss of approximately $739,000, after taking into account preferred stock dividends of $896,000 resulting from the issuance of convertible preferred stock at a discount of the Common Stock from market value on the date of issuance as discussed below and including the loss from discontinued operations of $355,000, on unaudited consolidated net revenues of approximately $6,921,000 for the three months ended September 30, 1997. However, for the nine month period ended September 30, 1998, the Company had an unaudited consolidated net loss of approximately $373,000, after taking into account preferred stock dividends of $674,000 resulting from the issuance of convertible preferred stock at a discount from market value of the Common Stock on the date of issuance as discussed below, on unaudited consolidated net revenues of approximately $22,291,000, as compared to an unaudited consolidated net loss of approximately $2,372,000, after taking into account preferred stock dividends of $1,170,000 resulting from the issuance of convertible preferred stock at a discount from market value of the Common Stock on the date of issuance as discussed below and including the loss from discontinued operations of $1,308,000, on unaudited consolidated net revenues of approximately $19,368,000 for the nine months ended
September 30, 1997. If the Company is unable to become profitable on an annualized basis in the foreseeable future, such inability would have a material adverse effect on the Company and the Company's ability to operate.

     In March 1997, the Commission announced its position on accounting for preferred stock which is or may be convertible into Common Stock at a discount from the market price of the Common Stock on the date of issuance of the series of preferred stock. The Commission's position, pursuant to Emerging Issues Task Force ("EITF") D-60, is that a preferred stock dividend should be recorded for the difference between the conversion price and the quoted market price of the Common Stock as determined at the date of issuance of such preferred stock. To comply with this position, the Company restated its 1996 consolidated financial statements to reflect a preferred stock dividend of approximately $2,000,000 related to the sale of convertible preferred stock in 1996. The Company also restated the reported net loss per share of Common Stock for the year ended December 31, 1996, to ($.27), from the previously reported amount of ($.05). Pursuant to EITF D-60 and EITF D-42, the Company has also restated its 1997 consolidated financial statements to reflect a preferred stock dividend of approximately $713,000 related to the sales and subsequent exchanges of preferred stock in 1997 and a preferred stock dividend of approximately $195,000 related to the issuance of warrants in 1997 in connection therewith. The restatement reflects dividends totaling the sale of convertible preferred stock in 1997, of which approximately $111,000 was attributable to the quarter ended June 30, 1997, and approximately $797,000 was attributable to the quarter ended September 30, 1997. Pursuant to EITF D-60 and EITF D-42, the Company has also restated its consolidated financial statements for the quarter ended September 30, 1998, to reflect a preferred stock dividend of approximately $383,000 resulting from the issuance of the Series 10 Preferred and various warrants associated therewith. The Company's consolidated financial statements for the quarter ended December 31, 1998, will reflect an additional preferred stock dividend of approximately $367,000 as a result of the issuance of the Series 10 Preferred and various warrants associated therewith.

     During January, 1997, an explosion and fire occurred at the Memphis, Tennessee facility of the Company's wholly owned subsidiary, Perma-Fix of Memphis, Inc. ("PFM"). As a result of this significant disruption, PFM discontinued its fuel blending operations, which represented the principal line of business of PFM prior to the occurrence of the fire and explosion, and to limit PFM's activities only to providing off-site storage and operating as a transfer facility for hazardous and non-hazardous waste. As a result of ceasing its principal line of business at PFM's Memphis, Tennessee facility, the Company recorded a loss on disposal of discontinued operations of $3,053,000 for 1997. See "The Company-Facility Disruption."

Potential Environmental Liability

     The nature of the Company's business of rendering services in connection with management of waste, including certain types of hazardous waste and low level radioactive waste, is such that the Company cannot avoid exposure to significant risk of liability for damages. Such liability could involve, without limitation, (a) claims for clean-up costs, personal injury or damage to the environment in cases in which the Company is held responsible for the release of hazardous or radioactive materials; (b) claims of employees, customers or third parties for personal injury or property damage occurring in the course of the Company's operations; and (c) claims alleging negligence or professional errors or omissions in the planning or performance of its services or in the providing of its products. In addition, the Company could be deemed a responsible party for the cost of clean-up of any property which may be contaminated by hazardous substances generated by the Company and disposed of at such property or transported by the Company to a site selected by the Company, including properties owned or leased by the Company. The Company could also be subject to fines and civil penalties in connection with violations of regulatory requirements. See "--Governmental Regulation" and "The Company Potential Environmental Liability and Certain Environmental Expenditures."

Potential Adverse Effects on Price of Common Stock
Due to Conversion of Convertible Preferred Stock; Potential Dilution

     The Company has 9,850 shares of convertible preferred stock currently outstanding, including the Series 3 Class C Convertible Preferred Stock (the "Series 3 Preferred"), Series 8 Preferred, Series
9 Preferred and Series 10 Preferred. Subject to fulfillment of certain terms and conditions, the holders of the preferred stock have the right to convert the preferred stock into Common Stock. It is anticipated by the Company that by exercising their conversion rights, the holders of the preferred stock would be issued a substantial number of shares of Common Stock. Such a substantial increase in the number of outstanding shares of Common Stock would result in dilution of the Common Stock, which may have an adverse effect upon the market price of the Common Stock and could impair the Company's ability to raise additional equity capital. In addition, the issuance by the Company of future priced securities may be followed by a decline in the price of the Company's Common Stock, thereby resulting in additional dilution to the holders of the Company's Common Stock. See "--Potential Adverse Effects of Floating-Price Convertible Preferred Stock."

Potential Adverse Effects of Floating-Price Convertible Preferred
Stock

     The conversion of various series of the Company's outstanding preferred stock could potentially result in an issuance of a substantial number of shares of Common Stock, which could, among other things, (i) reduce the percentage ownership of existing common shareholders, (ii) depress the price of the Common Stock, and (iii) detrimentally affect the Company's ability to raise additional equity capital. The Company has 9,850 shares of preferred stock currently outstanding (Series 3 Preferred, Series 8 Preferred, Series 9 Preferred and Series 10 Preferred) which are convertible at the lower of a specified fixed conversion price or a floating conversion price based upon the market price of the Common Stock preceding conversion.

     There are currently 4,000 outstanding shares of Series 3 Preferred. The floating conversion price of the Series 3 Preferred is based on the product of the average of the closing bid quotation of the Common Stock for the five trading days immediately preceding the conversion date multiplied by 75%. The initial conversion price had a minimum of $0.75 per share and a maximum of $1.50 per share. The minimum conversion price is reduced by $0.25 per share each time the Company sustains a net loss, on a consolidated basis, in each of two consecutive quarters; provided, however, that for the purposes of determining whether the Company has sustained a net loss in each of two consecutive quarters under the Series 3 Preferred, at no time will a quarter that has already been considered in such determination be considered in any subsequent determination. As a result of the net losses sustained by the Company for the first and second quarters of 1997, the minimum conversion price relating to the Series 3 Preferred has been reduced to $0.50 per share.

     There are currently 2,500 outstanding shares of Series 8 Preferred and 350 shares of Series 9 Preferred. The floating conversion price of the Series 8 Preferred and Series 9 Preferred is the lesser of (i) $1.8125 and (ii) the product of the average of the closing bid quotation of the Common Stock for the five trading days immediately preceding the conversion date multiplied by 80%. The conversion price had a minimum of $0.75 per share, which was eliminated as of September 6, 1998. Because there is no minimum conversion price, the number of shares of Common Stock which may be issuable pursuant to conversion of the Series 8 Preferred and Series
9 Preferred will increase as the closing bid price of the Common Stock goes below $2.265 per share. The more the closing bid price falls below $2.265, the more shares of Common Stock are issuable upon conversion of the Series 8 Preferred and Series 9 Preferred. See table below in this Risk Factor.

     There are currently 3,000 outstanding shares of Series 10 Preferred. The floating conversion price of the Series 10 Preferred is the lesser of (i) $1.875 and (ii) the product of the average of the closing bid quotation of the Common Stock for the five trading days immediately preceding the conversion date multiplied by 80%. There is no minimum conversion price. Because there is no minimum conversion price, the number of shares of Common Stock which may be issuable pursuant to conversion of the Series 10 Preferred will increase as the closing bid price of the Common Stock goes below $2.34 per share. The more the closing bid price falls below $2.34, the more shares of Common Stock are issuable upon conversion of the Series 10 Preferred. See table below in this Risk Factor.

     Pursuant to the terms of the Company's subscription agreements with the holders of the preferred stock, the holders of such preferred stock may not sell the Company's Common Stock "short" while they hold any of the shares of preferred stock or any Common Stock into which such preferred stock was converted. Upon conversion of the various series of preferred stock, the Company is required to issue the shares of Common Stock pursuant to the terms of the preferred stock. There are no provisions which allow the Company upon conversion to tender a cash payment to the applicable holder in lieu of the issuance of Common Stock.

     The table below is provided in an attempt to approximate the potential issuance of Common Stock which could result from conversion of the Company's currently outstanding preferred stock assuming various average closing bid prices for the five days prior to conversion.  As the price of the Common Stock moves downward, the number of shares of Common Stock which may be issued upon conversion of the Series 3 Preferred, Series 8 Preferred, Series 9 Preferred and
Series 10 Preferred increases as follows:
Average Closing Bid Price     $2.50       $2.00      $1.00      $0.25
of Common Stock for five
days prior to conversion

Series 3 Conversion Price     $1.50(1)    $1.50(1)   $0.75(1)    $0.50(1)
(minimum $0.50, maximum
$1.50)

Number of Shares of Common    2,666,667   2,666,667   5,333,333   8,000,000
Stock Issuable upon Series
3 Conversion

Series 8 Conversion Price     $1.8125(2)  $1.60(2)    $0.80(2)    $0.20(2)
(maximum $1.8125)

                                 -8-

Number of Shares of Common    1,379,311   1,562,500   3,125,000   12,500,000
Stock Issuable upon Series
8 Conversion

Series 9 Conversion Price     $1.8125(2)  $1.60(2)    $0.80(2)    $0.20(2)
(maximum $1.8125)

Number of Shares of Common    193,103(3)  218,750      437,500     1,750,000
Stock Issuable upon Series
9 Conversion

Series 10 Conversion Price    $1.875(2)   $1.60(2)     $0.80(2)    $0.20(2)
(maximum $1.875)

Number of Shares of Common    1,600,000   1,875,000    3,750,000   15,000,000
Stock Issuable upon Series
10 Conversion

Total Shares of Common Stock  5,839,081   6,322,917   12,645,833
37,250,000(4)
Issuable Upon Conversion
________________________

(1) 75% of the product of the average of the closing bid quotation of the Common Stock for the five trading days immediately preceding the conversion date.

(2) 80% of the product of the average of the closing bid quotation of the Common Stock for the five trading days immediately preceding the conversion date.

(3) Although conversion at the maximum conversion price would result in the issuance of 193,103 shares of Common Stock, the Company agreed to register 200,000 shares to be issuable upon conversion of the Series 9 Preferred.

(4) The Company has 50,000,000 shares of Common Stock authorized for issuance. There are 12,267,631 shares of Common Stock issued and outstanding as of the date of this Prospectus, and 13,255,796 shares are issuable upon exercise of warrants outstanding as of the date of this Prospectus. The Company would probably not have sufficient shares of Common Stock authorized but unissued if it were required to issue 37,250,000 shares upon conversion of the Series 3 Preferred, Series 8 Preferred, Series 9 Preferred and Series 10 Preferred and 13,255,796 shares upon exercise of all such outstanding warrants.

Shareholder Approval Requirements

     The NASDAQ requires that the Company obtain the approval of its shareholders regarding any transaction (other than a public offering) involving the sale or issuance of common stock or securities convertible into common stock which equals 20% or more of the common stock outstanding before the transaction at a price less than the current market value of the common stock at the time of such sale. The transaction in which the Company issued the Series 10 Preferred and various warrants in connection therewith could, under certain circumstances, result in the issuance of 20% or more of the Common Stock outstanding before such transaction at a price less than the current market value of the Common Stock at the time of the sale of the Series 10 Preferred. See " Potential Adverse Effects of Floating-Price Convertible Preferred." In order to comply with the requirements of the NASDAQ and to be able to list the shares of Common Stock issuable upon conversion of the Series 10 Preferred and the warrants granted in connection therewith on the NASDAQ, the terms of the Series 10 Preferred and the warrants issued in connection with the Series 10 Preferred contain provisions requiring the Company to obtain shareholder approval under certain circumstances. Shareholder approval is required if (i) the aggregate number of shares of Common Stock issued by the Company pursuant to the terms of the Series 10 Preferred and certain of such warrants exceeds 2,388,347 shares of Common Stock (which equals 19.9% of the outstanding shares of Common Stock of the Company as of June 30, 1998 ) and (ii) RBB Bank Aktiengesellschaft, located in Graz, Austria ("RBB Bank"), the holder of the Series 10 Preferred, has converted or elects to convert any of the then outstanding shares of Series 10 Preferred pursuant to the terms of the Series 10 Preferred at a conversion price of less than $1.875 ($1.875 being the market value per share of Common Stock as quoted on the NASDAQ as of the close of business on June 30, 1998, which was the date of the agreement relating to the sale of the Series 10 Preferred), other than if the conversion price is less than $1.875 solely as a result of the anti-dilution provisions of the Series 10 Preferred.

     As an example, assuming (a) none of the warrants issued in connection with the Series 10 Preferred have been or will be exercised and (b) all of the shares of Series 10 Preferred are converted when the average of the closing bid prices for the Common Stock for the five days prior to conversion is approximately $1.56 or less per share, shareholder approval would be required because such conversion would result in the issuance of in excess of 2,388,347 shares of Common Stock. If the average closing bid prices for the five days prior to conversion were equal to $1.3125 ($1.3125 being the closing bid price of the Common Stock on February 9, 1999) and assuming none of the warrants issued in connection with the Series 10 Preferred have been or will be exercised, conversion of more than 2,508 shares of the Series 10 Preferred would require shareholder approval. Based upon the market prices of the Common Stock on February 9, 1999, and assuming that the market price of the Common Stock at time of conversion is less than $1.875, the Company believes that it is likely that shareholder approval regarding the Series 10 Preferred transaction will be required at some time in the future.

     If the Company were to issue in excess of 2,388,347 shares of Common Stock upon conversion of the Series 10 Preferred and the exercise of the warrants granted in connection therewith and RBB Bank were to convert any of the Series 10 Preferred at a price below $1.875 per share without obtaining shareholder approval under the above-described circumstances, the NASDAQ could de-list the Common Stock or could refuse to list the shares of Common Stock in excess of 2,388,347, either of which actions would have a material adverse effect upon the Company. See" Maintaining Exchange Listing."

     Under the terms of the Series 10 Preferred and the warrants issued in connection with the transaction relating to the Series 10 Preferred, the Company is unable to issue in excess of 2,388,347 shares of Common Stock upon conversion of the Series 10 Preferred and the exercise of the warrants granted in connection therewith at a price below $1.875 per share without obtaining shareholder approval. If the Company were to fail to obtain shareholder approval under the above-described circumstances, the terms of the Series 10 Preferred and the warrants issued in connection with the Series 10 Preferred provide for the payment of certain liquidated damages by the Company, which payments could have a material adverse effect upon the Company. See "Private Placements and Exchange Agreements RBB Series 10 Private Placement."

Maintaining Exchange Listing

     Maintaining the listing of the Common Stock on the NASDAQ is of importance to the Company. The de-listing of the Common Stock from the NASDAQ would have a material adverse effect upon the marketability of the Common Stock and could, among other things, materially and adversely affect the Company's ability to raise additional equity capital or to obtain financing through other sources. The NASDAQ has numerous requirements which must be complied with for a company to maintain its security's listing on the NASDAQ, one of which is that the minimum bid price of the security must be $1.00 or greater per share. If the minimum bid price of the Common Stock were below $1.00 per share for a period of 30 or more consecutive business days, the NASDAQ could take action to de-list the Common Stock from the NASDAQ. As of the close of business on February 9, 1999, the closing bid price of the

Common Stock was $1.3125 per share as quoted on the NASDAQ.
Additionally, the NASDAQ could take action to de-list the Common
Stock from the NASDAQ if the Company were to fail to meet any of the NASDAQ listing requirements. The Company notes that in addition to the specific criteria for listing of shares on the NASDAQ; the NASDAQ also has discretionary authority under which it can require additional or more stringent criteria for the listing of a particular security otherwise qualified for listing if NASDAQ deems such is necessary to protect the public interest. See " Shareholder Approval
Requirements" and "Voting Control; Ability to Direct Management."

     If the Common Stock were de-listed from the NASDAQ, trading would thereafter be reported on the Boston Stock Exchange and/or in the National Association of Securities Dealers ("NASD") Over the
Counter Bulletin Board or in the "pink sheets."   The investing in
securities traded in the Bulletin Board or in the pink sheets is generally considered to be subject to more risk than comparable investing in securities which are traded on one of the major national securities exchanges such as the NASDAQ or the American Stock Exchange. In the event of de-listing from the NASDAQ, the Common Stock may be classified as a "penny stock" by the Commission and would become subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Broker-dealers recommending a penny stock must, among other things, document the suitability of the investment for the specific customer, obtain a written agreement of the customer to purchase the penny stock, identify such broker-dealer's role, if any, as a market maker in the particular stock, and provide information with respect to market prices of the Common Stock and the amount of compensation that the broker-dealer will earn in the proposed transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the Common Stock. If the Common Stock became subject to the penny stock rules, many broker-dealers may be unwilling to engage in transactions in the Company's securities because of the added disclosure requirements, thereby making it more difficult for purchasers of the Common Stock in this offering to dispose of their shares of the Common Stock. The ownership of penny stock is generally considered to subject the owner to greater risks than the ownership of common stock as a whole due, among other things, to the smaller trading volume in such stocks and to the substantial impact upon the stock's overall value which results from small stock price variations.

Potential Adverse Effect to Company and Potential Adverse Impact on Earnings Per Share Upon Exercise of Outstanding Warrants and
Options and Conversion of Outstanding Preferred Stock

     The issuance of Common Stock pursuant to various outstanding warrants, options, and convertible preferred stock may potentially have a substantial and material adverse impact on the earnings per share of the Company, existing shareholders' percentages of the outstanding shares of Common Stock, as well as on the ability of the Company to raise additional equity capital. The Company has outstanding warrants to purchase up to approximately 13,255,796 shares of Common Stock, including, without limitation, the 1996 RBB Warrants, Series 6 Warrants, Series 10 Warrants, the Liviakis Warrant (as defined in "Private Placements and Exchange
Agreements RBB Series 10 Private Placement"), the Prag Warrant (as defined in "Private Placements and Exchange Agreements RBB Series 10 Private Placement"), and the other warrants for purchase of shares of Common Stock covered in this Prospectus (as described under "Summary of Securities Being Offered" ) and outstanding options to purchase up to approximately 1,062,132 shares of Common Stock. The exercise prices of the outstanding warrants for purchase of shares of the Company's Common Stock range from $ .73 per share to $3.625 per share, subject to adjustment pursuant to certain anti-dilution provisions. See "Summary of Securities Being Offered" and "Use of Proceeds." The Company is also obligated to issue to (a) RBB Bank (i) up to approximately 2,666,667 shares of Common Stock upon conversion of the Series 3 Preferred assuming that the average closing bid quotation for the Common Stock for five trading days immediately preceding each of the conversion date or dates of the Series 3 Preferred equals or exceeds $2.00, (ii) up to approximately 1,379,311 shares upon the conversion of the Series 8 Preferred, assuming the Conversion Price Adjustment (as defined under "Summary of Securities Being Offered") is not in effect, or, if in effect assuming the average closing bid quotation for the Common Stock for the five trading days immediately preceding each conversion date or dates of the Series 8 Preferred equals or exceeds $2.265 and (iii) up to approximately 1,600,000 shares of Common Stock upon conversion of the Series 10 Preferred assuming the average closing bid quotation for the Common Stock five trading days immediately preceding each conversion date equals or exceeds $2.34 per share. The Company is also obligated to issue to The Infinity Fund, L.P. ("Infinity") up to approximately 200,000 shares of Common Stock upon conversion of the Series 9 Preferred assuming the Conversion Price Adjustment is not in effect, or, if in effect, assuming the average closing bid quotation for Common Stock for the five trading days immediately preceding each conversion date or dates of the Series 9 Preferred equals or exceeds $2.265 per share. See "Summary of Securities Being Offered" and "Private Placements and Exchange Agreements." Depending on the price of the Common Stock as of the date of conversion and under certain conditions, the number of shares issuable upon conversion of the Series 3 Preferred, Series 8 Preferred, Series 9 Preferred and Series 10 Preferred may exceed the amounts indicated above. For the Series
3 Preferred, subject to the minimum conversion price of $0.50, the further the average closing bid quotation for the Common Stock five trading days immediately preceding each conversion date is below $2.00, the more shares of Common Stock are issuable upon conversion of the Series 3 Preferred. For the Series 8 Preferred and Series
9 Preferred, the further the average closing bid quotation for the Common Stock five trading days immediately preceding each conversion date is below $2.265, the more shares of Common Stock are issuable upon conversion of the Series 8 Preferred and Series
9 Preferred. For the Series 10 Preferred, the further the average closing bid quotation for the Common Stock five trading days immediately preceding each conversion date to below $2.34, the more shares of Common Stock are issuable upon conversion of the Series 10 Preferred. See " Potential Adverse Effects of Floating-Price Convertible Preferred." In addition, the terms of Series 3 Preferred, Series 8 Preferred, Series 9 Preferred and Series 10 Preferred allow the Company to pay accrued dividends on such preferred stock either in cash or Common Stock, and the Company intends to pay dividends accruing on the outstanding shares of Series 3 Preferred, Series 8 Preferred, Series 9 Preferred and Series 10 Preferred in shares of Common Stock rather than cash if and when declared by the Board of Directors. As of February 9, 1999, the closing bid per share of the Company's Common Stock as quoted on the NASDAQ was $1.3125. See "Private Placements and Exchange Agreements."

     The issuance of Common Stock pursuant to such warrants, options, convertible preferred stock, or in payment of dividends on the Series 3 Preferred, Series 8 Preferred, Series 9 Preferred and Series 10 Preferred could adversely affect the ability of the Company to, and the terms on which it can, raise additional equity capital. If all or a substantial portion of such warrants and options are exercised and all or a substantial portion of the Series 3 Preferred, Series 8 Preferred, Series 9 Preferred and Series 10 Preferred are converted into Common Stock, the issuance of the additional shares of Common Stock will have a substantial and material adverse impact on an existing shareholder's ownership percentage of the outstanding shares of Common Stock and may result in a "change of control" of the Company. Moreover, in the event the Company generates net income, there could be a substantial material adverse impact on earnings per share if such additional shares are issued and to the extent the options and warrants are required to be included in the weighted average shares outstanding calculation. See "--Voting Control; Ability to Direct Management," "--Barriers to Takeover" and "Private Placements and Exchange Agreements."

Voting Control; Ability to Direct Management

     RBB Bank may have the ability to affect a change in control of the Company through conversion of a substantial portion of the outstanding convertible preferred stock and the exercise of outstanding warrants held by it. Prior to the conversion of the outstanding shares of the Company's Series 3 Preferred, Series 8 Preferred, Series 9 Preferred and Series 10 Preferred or the exercise of any outstanding warrants and options, approximately 10.3% of the outstanding shares of Common Stock is held by the Company's executive officers and directors as of the date of this Prospectus. In addition, such persons have options or similar other rights to acquire approximately 4.8% of additional shares of the Company's Common Stock. Assuming the options and warrants held by the Company's executive officers and directors which are exercisable within 60 days of the date hereof have been exercised and the Company's outstanding shares of preferred stock are not converted and no other outstanding options or warrants are exercised, the Company's executive officers and directors would beneficially own, as a group, approximately 14.6% of the outstanding shares of Common Stock.

     As of the date of this Prospectus, RBB Bank owns of record 952,549 shares of Common Stock, or approximately 7.7% of the outstanding shares of Common Stock as of the date of this Prospectus. RBB Bank is also the owner of record of shares of the Company's Series 3 Preferred, Series 8 Preferred and Series 10 Preferred which are convertible into approximately 5,645,978 shares of Common Stock. See "-- Potential Adverse Effect to Company and Potential Adverse Impact on Earnings Per Share Upon Exercise of Outstanding Warrants and Options and Conversion of Outstanding Preferred Stock." The foregoing estimates are based on various assumptions and do not include the shares of Common Stock which may be issued to RBB Bank in payment of dividends accrued on the Series 3 Preferred, Series 8 Preferred and the Series 10 Preferred. Depending on the price of the Common Stock as of the date of conversion and under certain conditions, the number of shares of Common Stock issuable upon conversion of the Series 3 Preferred, Series 8 Preferred, Series 9 Preferred and Series 10 Preferred may exceed the amounts indicated above. For the Series 3 Preferred, subject to the minimum conversion price of $0.50, the further the average closing bid quotation for the Common Stock five trading days immediately preceding each conversion date is below $2.00, the more shares of Common Stock are issuable upon conversion of the Series 3 Preferred. For the Series 8 Preferred and Series 9 Preferred, the further the average closing bid quotation for the Common Stock five trading days immediately preceding each conversion date is below $2.265, the more shares of Common Stock are issuable upon conversion of the Series 8 Preferred and Series
9 Preferred. For the Series 10 Preferred, the further the average closing bid quotation for the Common Stock five trading days immediately preceding each conversion date to below $2.34, the more shares of Common Stock are issuable upon conversion of the Series
10 Preferred. See " Potential Adverse Effects of Floating-Price Convertible Preferred" and "Summary of Securities Being Offered."
As of the close of business on February 9, 1999, the closing bid price of the Common Stock was $1.3125 per share. If RBB Bank were to convert all of the presently outstanding shares of the Company's preferred stock held by RBB Bank (Series 3 Preferred, Series 8 Preferred and the Series 10 Preferred) at a time when the average closing bid quotation for the Common Stock for the five trading days was $1.3125, then RBB Bank would be entitled to receive a total of approximately 9,301,587 shares of Common Stock as a result of such conversion.

     In addition to the shares of the Company's Common Stock and preferred stock held by RBB Bank, RBB Bank holds warrants which were issued in connection with the issuance of the Series 3 Preferred ("1996 RBB Warrants"), which may be exercised for the purchase of up to 2,000,000 shares of Common Stock; the Series 6 Warrants (as defined under "Private Placements and Exchange Agreements"), which may be exercised for the purchase of up to 656,250 shares of Common Stock; and the Series 10 Warrants (as defined under "Private Placements and Exchange Agreements"), which may be exercised for the purchase of up to 350,000 shares of Common Stock.

     If RBB Bank acquires an aggregate of an additional 5,645,978 shares of Common Stock on conversion of the Series 3 Preferred, Series 8 Preferred and Series 10 Preferred and 3,006,250 shares of Common Stock upon the exercise of the 1996 RBB Warrants, Series 6 Warrants and Series 10 Warrants, RBB Bank will own approximately 9,604,777 shares of Common Stock (which includes the 952,549 shares of Common Stock directly held by RBB Bank as of the date of this Prospectus but does not include the shares of Common Stock which may be issuable for payment of dividends on the Series 3 Preferred, Series 8 Preferred, and Series 10 Preferred), representing approximately 45.8% of the Company's then outstanding Common Stock, assuming no other options or warrants are exercised, the Series 9 Preferred is not converted, and the Company does not issue any additional shares of Common Stock after the date of this Prospectus. In such event, RBB Bank would be the largest shareholder of the Company, and the Company may not have sufficient remedies to be able to avoid an actual change in control of the

Company if RBB Bank seeks such a change in control.  See "Private
Placements and Exchange Agreements" and "Selling Shareholders."

     In the event there were such a change of control of the Company, the NASDAQ could deem such to be a change in financial structure or a merger or consolidation with RBB Bank. In such event, the NASDAQ would require the Company to requalify under the initial listing standards of the NASDAQ in order to maintain the listing of the Company's Common Stock on the NASDAQ. Among other things, the Company's Common Stock would have to have a minimum bid price of $4.00 per share to be eligible for listing on the NASDAQ. The market price of the Common Stock as of the effective date of this Prospectus is below $4.00 and would not meet the NASDAQ listing requirements. See "--Maintaining Exchange Listing."

Governmental Regulation

     The Company's business is subject to extensive, evolving and increasingly stringent federal, state and local environmental laws and regulations. Such federal, state and local environmental laws and regulations govern the Company's activities regarding the treatment, storage, recycling, disposal and transportation of hazardous and non-hazardous waste and low level radioactive waste. The Company must obtain and maintain permits, licenses and/or approvals in order to conduct such activities in compliance with such laws and regulations. Failure to obtain and maintain such permits, licenses and/or approvals would have a material adverse effect on the Company, its operations and financial condition. There can be no assurance that the Company will be able to maintain its currently held permits, licenses and/or approvals or obtain any additional permits, licenses and/or approvals which may be required as the Company expands its operations. See "The Company-- Governmental Regulation," and "--Permits and Licenses."

     Because the environmental industry continues to develop rapidly, the Company cannot predict the extent to which its operations may be affected by future enforcement policies as applied to existing laws, by changes to current environmental laws and regulations or by the enactment of new environmental laws and regulations. Any predictions regarding possible liability under such laws are complicated further by current environmental laws which provide that the Company could be liable jointly and severally for certain activities of third parties over whom the Company has limited or no control. See " Potential Environmental Liability." The nature of the standards imposed by federal, state, and local permitting laws require the Company to incur certain levels of capital expenditures to maintain compliance with such standards. See "The Company Potential Environmental Liability and Certain Environmental Expenditures" and "--Governmental Regulation."

     The inability of the Company to become profitable on a long term basis could have a negative impact on the Company's ability to remain in compliance with various federal, state and local environmental regulations. Violation of such federal, state and local regulations could result in the loss of one or more of the Company's permits or subject the Company to substantial fines, penalties or other liabilities that could have a material adverse impact on the Company's business.

Potential Increase in Litigation

     The Company's operations are regulated by numerous laws regarding procedures for waste treatment, storage, recycling, transportation and disposal activities, all of which may provide the basis for litigation against the Company. See "The Company-- Governmental Regulation." In recent years, the waste treatment industry has experienced a significant increase in so-called "toxic-tort" litigation as those injured by contamination seek to recover for personal injuries or property damage. The Company believes that as the Company's operations and activities expand, there will be a similar increase in the potential for litigation alleging that the Company is responsible for contamination or pollution caused by its normal operations, negligence or other misconduct or for accidents which occur in the course of the Company's business activities. Such litigation, if significant and not adequately insured against, could have a material adverse effect upon the Company's operations and financial condition. In addition, involvement in protracted litigation would likely result in expenditure of significant amounts of the Company's time, effort and money, and could prevent the management of the Company from focusing on the operation and expansion of the Company and thereby result in a material adverse effect upon the Company. See "--The Company-Potential Environmental Liability and Certain Environmental Expenditures."

Adequacy of Insurance

     The business of the Company exposes it to various risks, including claims for causing damage to property and injuries to persons which may involve allegations of negligence or professional errors or omissions in the performance of its services. Such claims could be substantial. See " Potential Environmental Liability" and "--Potential Increase in Litigation" and "The Company - Potential Environmental Liability and Certain Capital Expenditures." The Company believes that its insurance coverage is presently adequate and similar to or greater than the coverage maintained by other companies of its size in the industry. There can be no assurance that the Company will be able to obtain adequate or required insurance coverage in the future or, if obtainable, that such insurance be available at affordable rates. If the Company cannot obtain or maintain such coverage, it would be a violation of its permit conditions and other requirements of the environmental laws, rules and regulations under which the Company operates and the Company would be unable to continue certain of its operations. Such events would have a material adverse effect on the Company's operations and financial condition. See "The Company--Insurance."

Reliance on Key Employees; Attraction and Retention of Qualified
Professionals

     The Company is substantially dependent upon the services of Dr. Louis F. Centofanti, its Chairman, President and Chief Executive Officer. The loss of Dr. Centofanti could have a material adverse effect on the Company. Effective October 1, 1997, Dr. Centofanti entered into a three (3) year employment agreement ("Centofanti Employment Agreement") with the Company. See "The
Company--Centofanti Employment Agreement."   The Company's future
success depends on its ability to retain and expand its staff of qualified personnel, including environmental specialists and technicians, sales personnel and engineers. There can be no assurance that the Company will be successful in its efforts to attract and retain such personnel as their availability is limited due to the rapid increase in the demand for hazardous waste management services and the highly competitive nature of the hazardous waste management industry. The Company does not maintain key-person insurance on any of its employees, officers or directors.

Dependence on Environmental Regulation and Future Legislation

     Demand for the Company's services is substantially dependent upon the public's concern with, and the continuation and proliferation of the laws and regulations governing, the treatment, storage, recycling and disposal of hazardous, non-hazardous and low level radioactive waste. A decrease in the level of public concern, the repeal or modification of such laws, or any significant relaxation of regulations relating to the treatment, storage, recycling and disposal of hazardous waste and low level radioactive waste, would significantly reduce the demand for the services offered by the Company and could have a material adverse effect on the Company, its operations and financial condition. The Company is not aware of any current federal or state (Florida, Ohio and Oklahoma, the states in which the Company or a subsidiary has a TSD Facility (as defined)) government or agency efforts in which a moratorium or limitation has been or will be placed upon the creation of new hazardous waste regulations that would have a material adverse effect on the Company; however, no assurance can be made that such a moratorium or limitation will not be implemented in the future.

Competition

     The Company competes with numerous companies which are able to provide one or more of the environmental services offered by the Company. Many of the Company's competitors have greater financial, human and other resources than the Company. The increased competition in the waste management industry has resulted in reduced gross margin levels, which are likely to become further reduced due to several factors: (a) more companies entering the market as the industry continues to mature; (b) the likely expansion of the range of services offered by current and future competitors of the Company; (c) the current efforts of companies and governmental authorities to encourage waste minimization; and
(d) the existence of fewer unserved markets available for Company expansion as the Company and its competitors move into new geographic markets. The increased competition and reduced gross margin levels could have a material adverse effect on the business and financial condition of the Company. See "The Company-- Competitive Conditions."

No Dividends Paid

     Since its inception, the Company has not paid cash dividends on its Common Stock and the Company does not anticipate paying any cash dividends in the foreseeable future. The Company intends to retain future earnings, if any, to provide funds for the operation and/or expansion of its business. Accordingly, the Company does not anticipate paying cash dividends on its Common Stock in the reasonably foreseeable future. Moreover, the terms of the Company's loan agreement with its principal lender provides that no dividends may be paid on the Common Stock without the lender's approval.

     The terms of the Series 3 Preferred, Series 8 Preferred, Series 9 Preferred and Series 10 Preferred allow the Company to pay dividends on the shares of such preferred stock in cash or Common Stock. The Company currently intends to pay the dividends accruing on the shares of Series 3 Preferred, Series 8 Preferred, Series 9 Preferred and Series 10 Preferred in shares of Common Stock if and when declared and paid by the Board of Directors of the Company. Pursuant to its various subscription and exchange agreements with the holders of its convertible preferred stock, the Company has registered a certain number of shares of Common Stock to be issuable in payment of such dividends. The actual number of shares of Common Stock issuable in payment of such accrued dividends may be greater or lesser than the number which have been registered depending upon, among other things, the length of time the preferred stock is outstanding and the price of the Common Stock at the time of payment of dividends. See "--Potential Adverse Effect to the Company and Possible Adverse Impact on Earnings Per Share Upon Exercise of Outstanding Warrants and Options and Conversion of Outstanding Preferred Stock" and "Private Placements and Exchange Agreements."

Loss Carryovers

     The Company's net loss carryovers are subject to various limitations and have not been approved by the Internal Revenue Service ("IRS"). The Company's net loss carryovers have resulted from certain of the Company's losses and the Company anticipates they may be used to reduce the federal income tax payments which the Company would otherwise be required to make with respect to income, if any, generated in future years. The Company had available net operating loss carryovers of approximately $9,800,000 at December 31, 1997, based on its federal income tax returns as filed with the IRS for taxable years through 1997. The use of the net operating loss carryovers is, however, subject to certain limitations and they will expire to the extent not utilized by the years 2006 through 2011. See "The Company--Availability of Company's Loss Carryovers." In addition, the amount of these carryovers has not been audited or approved by the IRS, and, accordingly, no assurance can be given that such carryovers will not be reduced as a result of audits in the future.

Barriers to Takeover

     There are a variety of factors which could discourage other persons from attempting to acquire the Company. The Company is a Delaware corporation and is governed, in part, by the provisions of
Section 203 of the General Corporation Law of Delaware, an anti-takeover law enacted in 1988. In general, Section 203 prohibits a Delaware public corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business contribution is approved in a prescribed manner. As a result of Section 203, potential acquirers of the Company may be discouraged from attempting to affect acquisition transactions with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions. Further, the Company's 1991 Performance Equity Plan, 1992 Outside Directors Stock Option Plan and 1993 Nonqualified Stock Option Plan provide for the immediate acceleration of, and removal of restrictions from, options and other awards under such plans upon a "change of control" (as defined in the respective plans). Such provisions may also have the result of discouraging acquisitions of the Company. See "--Voting Control; Ability to Direct Management."

     The issued and outstanding shares of the Company's preferred stock held by RBB Bank and the 1996 RBB Warrants, Series 6 Warrants and Series 10 Warrants held by RBB Bank could discourage other persons from attempting to acquire the Company. If RBB Bank acquires an aggregate of 9,604,777 additional shares of Common Stock upon such conversion and exercise of the outstanding convertible preferred stock and warrants of the Company held by RBB Bank, RBB Bank will own approximately 45.8% of the outstanding shares of Common Stock of the Company, which includes the 952,549 shares of Common Stock directly held by RBB Bank as of the date of this Prospectus but does not include the shares of Common Stock which may be issuable in payment of dividends on the Series 3 Preferred, Series 8 Preferred and Series 10 Preferred. This estimate assumes that the Series 9 Preferred is not converted , the Infinity Warrants are not exercised, and that no shares of Common Stock are issued by the Company after the date of this Prospectus, other than in connection with the conversion of the outstanding shares of Series 3 Preferred, Series 8 Preferred and Series 10 Preferred and exercise of the 1996 RBB Warrants, Series 6 Warrants and Series 10 Warrants. In such event, RBB Bank will be the largest single shareholder of the Company and will have such a significant number of shares of Common Stock within its control that the Company may have insufficient remedies to avoid an actual change in control of the Company in favor of RBB Bank. The issued and outstanding shares of the Company's preferred stock held by RBB Bank and the 1996 RBB Warrants, Series 6 Warrants and Series 10 Warrants held by RBB Bank could discourage other persons from attempting to acquire the Company even if RBB Bank does not obtain control of the Company. See "--Voting Control; Ability to Direct Management" and "Private Placements and Exchange Agreements."

                           THE COMPANY

Company Overview

     The Company is a Delaware corporation organized in 1990. The Company is engaged, through its subsidiaries, in the (a) waste management services, consisting of treatment, storage, recycling, and disposal of hazardous and non-hazardous industrial and commercial wastes, and the storage, treatment and disposal of certain low-level radioactive waste; and (b) consulting and engineering services to industry and government for broad-scope environmental problems. In recent years, the Company has grown through acquisitions and internal development. The Company's primary subsidiaries in the waste management services are:

     * Perma-Fix Treatment Services, Inc. ("PFTS") located in
       Tulsa, Oklahoma;
     * Perma-Fix of Florida, Inc. ("PFF") located in Gainesville,
       Florida;
     * Perma-Fix of Dayton, Inc. ("PFD") located in Dayton, Ohio;
     * Perma-Fix, Inc. ("PFI") located in Gainesville, Florida;
     * Perma-Fix of Ft. Lauderdale, Inc. ("PFFL") located in Davie,
       Florida;
     * Perma-Fix of Memphis, Inc. ("PFM") located in Memphis,
       Tennessee.

The Company's primary subsidiaries in the consulting and engineering services are:

     * Mintech, Inc., located in Tulsa, Oklahoma, and
     * Schreiber Yonley & Associates located in St. Louis,
       Missouri.

The Company's executive offices are located at 1940 N.W. 67th
Place, Gainesville, Florida 32653.

Principal Products and Services

     The Company, through its subsidiaries, is engaged in two lines of business: (a) waste management, including off-site and on-site services for the treatment, storage, recycling, and disposal of hazardous, non-hazardous and mixed low-level radioactive and hazardous wastes; and (b) environmental engineering and consulting services specializing in environmental management programs, agency communications, regulatory permitting, compliance and auditing, landfill design, field testing and characterization. The Company presently services institutions, commercial companies, and governmental agencies nationwide. Distribution channels for services are through direct sales to customers by the Company's sales force or via intermediaries.

New Process

     The Company has developed a new process ("New Process") designed to remove certain types of organic hazardous constituents from soils or other substrates ("Soils"). This New Process will be used at PFF's facility and is designed to remove the organic hazardous constituents from the Soils through a water based system. The Company has filed a patent application with the U. S. Patent and Trademark Office covering the New Process. As of the date of this Prospectus, the Company has not received a patent for the New Process, and there are no assurances that such a patent will be issued to the Company.

     Until development by the Company of this New Process, the Company was not aware of a relatively simple and inexpensive process that would remove the organic hazardous constituents from Soils without elaborate and expensive equipment or expensive treating agents. Due to the organic hazardous constituents involved, the disposal options for such materials are extremely limited, resulting in high disposal cost when there is a disposal option available. By removing the organic hazardous waste constituents from the Soils to a level where the Soils may be returned to the ground, the generator's disposal options for such waste are substantially increased, allowing the generator to dispose of such waste at substantially less cost.

     As of the date of this Prospectus, the Company has only performed limited testing on the New Process and is developing the New Process for commercial use. As a result, there are no assurances that the New Process will perform as presently expected, once such is fully developed for commercial use. It is anticipated that the Company will have developed the New Process and such will be ready for commercial use on or before the end of 1998. Further, changes to current environmental laws and regulations could limit the use of the New Process or the disposal options available to the generator. See "-- Permits and Licenses."

Facility Disruption

     On January 27, 1997, a fire and explosion occurred at PFM's facility in Memphis, Tennessee. This facility was not operational from the date of the fire and explosion until May 1997, and since May, 1997, this facility was operational on a limited basis. PFM received settlements from its insurance carrier of approximately $522,000, less a $25,000 deductible, as to claims for loss of contents, and $1,475,000 as to its claims for business interruption due to the fire and explosion. As a result of the significant disruption and the cost to rebuild and operate the PFM facility, in February 1998, PFM discontinued its fuel blending operations at the PFM facility, which represented the principal line of business for PFM prior to the fire and explosion. PFM entered into an agreement with the appropriate agency of the state of Tennessee to cease fuel blending at the facility. PFM intends to operate such facility only to store hazardous and non-hazardous waste which it is permitted to store and to operate such facility as a transfer facility, which will require PFM to develop new markets and customers for this facility.

Potential Environmental Liability and Certain Environmental
Expenditures

     In May 1995, PFM, a subsidiary of the Company which was purchased in December 1993 and was formerly known as American Resource Recovery Corporation ("ARR"), became aware that the U.S. District Attorney for the Western District of Tennessee and the Department of Justice (the "DOJ") were investigating certain prior activities of W & R Drum Company ("Drum"), its successor, First Southern Container Company, and any other facility owned or operated, in whole or in part, by Johnnie Williams. In May and September 1995, PFM received a Grand Jury Subpoena which demanded the production of any documents in the possession of PFM pertaining to Drum, First Southern Container Company, or any other facility owned or operated, and held in part, by Johnnie Williams. PFM complied with each Grand Jury Subpoena. In December 1995, representatives of the DOJ advised PFM that it was also currently a subject of the investigation involving Drum, First Southern
Container Company, and/or Johnnie Williams.   Since December 1995,
PFM has not heard from, or been in contact with, the DOJ regarding this investigation. In accordance with certain provisions of the Agreement and the Plan of Merger relating to the prior acquisition of PFM, on or about January 2, 1996, PFM notified Ms. Billie K. Dowdy, the sole shareholder of PFM prior to its acquisition by the Company, of the foregoing, and advised her that the Company and PFM would look to Ms. Dowdy to indemnify, defend and hold the Company and PFM harmless from any liability, loss, damage or expense incurred or suffered as a result of, or in connection with, this matter.

     In January 1998, the Environmental Protection Agency ("EPA") informed PFM that it believes that PFM is a potentially responsible party ("PRP"), regarding the remediation of the site operated by Drum ("Drum Site"), primarily as a result of acts by ARR prior to the time ARR was acquired by the Company. The EPA estimated the remediation costs incurred by the EPA for the Drum Site to be approximately $1,400,000 as of November 30, 1997, and the EPA has orally informed the Company that such remediation has been substantially complete as of such date. Because the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") provides that liability for PRPs for a particular Site in an action brought by the federal government is joint and several, the PRP
Letter includes a demand by the EPA from PFM for the full amount of the remediation of the Drum Site, including interest on such amount, as provided for in CERCLA (as defined in " Governmental Regulations"). In addition, the EPA has advised PFM that it has informed approximately 50 other companies and individuals that they are PRPs regarding the Drum Site, and the EPA is making demand upon such other companies and individuals for reimbursement of its remediation cost regarding the Drum Site. In addition, the EPA has orally advised PFM that it believes that PFM provided a substantial amount of drums to the Drum Site. During the second quarter of 1998, PFM and certain other alleged PRPs began negotiating with the EPA regarding a potential settlement of the EPA's claims regarding the Drum Site. PFM and certain other PRPs have negotiated a Consent Decree with the federal government, whereby PFM agreed to pay $225,000 to settle any potential liability regarding the Drum Site. The Company has executed the Consent Decree, and the federal government is to file such with the court for approval; however, as of the date of this

Prospectus, it is not known if the federal government has executed the Consent Decree or lodged the Consent Decree with the court. The Company has notified certain of the previous owners of ARR that the Company will seek recovery from them as PRPs in the event PFM is determined to be a PRP regarding the Drum Site; however, no assurance can be made that PFM will be able to recover remediation costs from such previous owners. There are no assurances that the Consent Decree will be approved by the court. If it is not approved and if PFM is determined to be liable for all or a substantial portion of the remediation cost incurred by the EPA at the Drum Site, such could have a material adverse effect on the Company. See "--Governmental Regulation."

     For 1998, the Company budgeted capital expenditures of approximately $1,950,000 to improve operations, reduce the cost of waste processing and handling, expand the range of wastes that can be accepted for treatment and processing, maintain permit compliance at its various treatment, storage and disposal facilities ("TSD Facilities")and $1,045,000 to comply with federal, state, and local regulations in connection with remediation activities by PFD at the Leased Property (as defined below) and the PFM facility. The Company believes that these expenditures are necessary to remain competitive or to maintain compliance with federal, state or local environmental requirements. The Company anticipates financing these expenditures by, without limitation, a combination of lease financing to the extent allowed under the Company's loan agreements, utilization of the equity raised in the RBB Series 10 Private Placement (as such term is defined in "Private Placements and Exchange Agreements"), funds generated internally and other sources.

     PFD is required to remediate a parcel of formerly leased property ("Leased Property"), which Leased Property was previously operated as a RCRA storage and solvent recycling facility by a company that was merged with PFD prior to the Company's acquisition of PFD. The Leased Property contains certain contaminated waste in the soils and groundwater. The Company was indemnified by the entity which sold PFD (the "Seller") to the Company for costs associated with remediating the Leased Property, which entails remediation of soil and/or groundwater restoration. However, the Seller filed for bankruptcy in 1995. Prior to the acquisition of PFD by the Company, the Seller had established a trust fund ("Trust Fund") to support the remedial activity on the Leased Property pursuant to an agreement with the Ohio Environmental Protection Agency ("Ohio EPA"). The Trust Fund was funded with the Seller's stock. The value of the Seller's stock subsequently declined and the stock was sold by the Trustee of Trust Fund after the Company's acquisition of PFD and prior to the Seller's bankruptcy filing.
The decline in the value of the Seller's stock resulted in a shortfall in the value of the Trust Fund, and the Company was required to deposit $250,000 into the Trust Fund. The balance in the Trust Fund was approximately $376,000 as of July 31, 1998. The Company has accrued approximately $420,000 for the estimated costs of remediating the Leased Property, which process is estimated to extend over a period of three to five years. While the Company believes that its expenditures towards remediation of the Leased Property will not have a material adverse effect upon the Company, no assurance can be made that the remediation process will not prove to be more difficult or costly than anticipated or that the Company's remediation expenditures will not have a material adverse effect on the Company's operations and financial condition.

     Prior to the Company's acquisition of PFM, gasoline had been detected in the groundwater at the PFM facility. In the acquisition process, the Company assumed certain liabilities to remediate gasoline contaminated groundwater and to investigate potential areas of soil contamination at the PFM facility. The previous owners of PFM installed monitoring and treatment equipment to restore the groundwater to acceptable standards in accordance with federal, state and local authorities. The Company is continuing this restoration process and anticipates expenditures of approximately $970,000 over the next five to ten years to remediate the prior contamination.

     The PFM facility is situated in the vicinity of the Memphis Defense Depot (the "Defense Facility"). The Defense Facility is listed as a Superfund site. The Defense Facility is adjacent to the Allen Well Field utilized by Memphis Light, Gas & Water to provide public water to Memphis, Tennessee. Chlorinated compounds have been detected in the groundwater beneath the Defense Facility, as well as in a limited number of certain production wells in the Allen Well Field. Very low concentrations of certain chlorinated compounds also have been detected in the groundwater beneath the PFM facility. The Company is currently investigating the possible presence of these compounds. Based upon a study performed by the Company's environmental engineering group, the Company does not believe the PFM facility is the source of the chlorinated compounds in the Allen Well Field. Accordingly, the Company does not believe that the presence of the low concentrations of chlorinated compounds at the PFM facility will have a material adverse effect upon the Company. If the Company is determined to be the source of such contamination, any liabilities, obligations to remediate, or penalties associated with such contamination, could have a material adverse effect upon the Company.

     The fire and explosion at the PFM facility caused limited contamination in the soil at the facility. PFM has remediated or is in the process of remediating the contamination caused by the fire and explosion, and the Company does not believe that such remediation will have a material adverse effect on the Company.

Insurance

     The Company currently maintains general liability insurance coverage of $1 million per occurrence, with $2 million in the aggregate plus an additional $10 million excess umbrella coverage. In addition, the Company carries contractors' operations and professional liability coverage of $2 million per occurrence and $4 million in the aggregate. The Company is required by EPA regulations to carry environmental impairment liability insurance providing coverage for off-site damages on a "claims made" basis in amounts of at least $1 million per occurrence and $2 million per year in the aggregate. To meet the requirements of customers, the Company has doubled these coverage amounts to $2 million per occurrence and $4 million per year in the aggregate. In addition, the deep well operated by PFTS located in Tulsa, Oklahoma, carries environmental impairment liability insurance of $4 million per occurrence and $8 million per year in the aggregate. The cost of the Company's insurance is substantial and is expected to increase. See "Risk Factors--Insurance."

Governmental Regulation

     Various federal, state and local laws and regulations have been enacted regarding the handling and management of waste. These laws create liability for environmental contamination caused by such handling and management. The Company will likely be subject to extensive compliance review by federal, state and local environmental regulatory authorities. The Company has implemented or intends to implement procedures at each of its facilities designed to help assure compliance with applicable environmental laws and regulations. Noncompliance with environmental laws and regulations, including failure to implement required procedures regarding such laws and regulations, could result in civil or criminal enforcement actions or private actions, mandatory cleanup requirements, revocation of required permits or licenses, denial of applications for future permits, or significant fines, penalties or damages, any of which could have a material adverse effect on the Company, its operations and financial condition.

     In connection with the Company's waste management services, the Company may generate from time to time both hazardous and non-hazardous waste which it transports to other facilities for destruction or disposal. The Company also acts as a broker for customers in connection with the transportation, treatment and/or disposal of hazardous and non-hazardous waste. As a generator or broker of hazardous substances delivered to a disposal facility, the Company could be a PRP notwithstanding any absence of fault on the part of the Company. If the Company were deemed a responsible party, it could be subject to substantial clean-up costs, fines and penalties. Specifically, liability is joint and several under CERCLA, which authorizes the EPA or a private party to require companies to remediate contaminated or polluted sites.
Accordingly, the Company could be held responsible under CERCLA for clean-up costs at a site as to which it is deemed a responsible party regardless of its proportionate responsibility for the site pollution. While the Company believes that, as a practical matter, the EPA and the courts attempt to allocate clean-up costs for a site among the various potentially responsible parties, no assurance can be made that such allocation would occur if the Company is deemed a responsible party for a clean-up site. If the Company is deemed a responsible party regarding one or more sites, the resulting liability could have a material adverse effect on the Company's operations and financial condition. Further, the Company will be liable to remediate sites on which it operates its hazardous waste treatment, storage and disposal ("TSD") facilities under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), if such sites become contaminated. The Company is, as of the date of this Prospectus, remediating one site on which it operates a RCRA permitted treatment and storage facility that became contaminated prior to being acquired by the Company in 1993 and one site that was leased by a company subsequently acquired by the Company in 1994. Additionally, the Company has been notified in writing by the EPA that the EPA has determined that PFM is a PRP as to the Drum Site and, consequently, the EPA is demanding reimbursement for the remediation. Currently, PFM is negotiating with the EPA regarding a potential settlement of the EPA's claims regarding the remediation costs of the Drum Site. See " Potential Environmental Liability and Certain Environmental Expenditures" and "Risk Factors Potential Environmental Liability."

     Except as disclosed in " Potential Environmental Liability and Certain Environmental Expenditures," the Company believes that it is currently in substantial compliance with applicable laws, rules and regulations imposed on the Company by governmental authorities having jurisdiction over the Company's activities. However, no assurance can be made that the Company will not be found to be out of compliance with applicable laws, rules and regulations, which could result in the loss of one or more of the Company's permits or subject the Company to substantial fines, penalties or other liabilities that could have a material adverse impact on the Company's business.

Permits and Licenses

     The Company's business is subject to extensive, evolving and increasingly stringent federal, state and local environmental laws and regulations. Such federal, state and local environmental laws and regulations govern the Company's activities regarding the treatment, storage, recycling, blending, disposal and transportation of hazardous, non-hazardous and low level radioactive waste. These laws and regulations require the Company to obtain and maintain permits, licenses and/or approvals in order to conduct its hazardous, non-hazardous and low-level radioactive waste activities. Failure to obtain and maintain such permits or approvals would have a material adverse effect on the Company, its operations and financial condition. There can be no assurance that the Company will be able to maintain its currently held permits and approvals, and as the Company continues to expand its operations there can be no assurance that the Company will be able to obtain any additional approvals or permits which may be required. See "-- Governmental Regulation" and "Risk Factors--Governmental Regulation."

     PFTS provides transportation, treatment, storage and disposal of liquid hazardous and non-hazardous wastes, stabilization of liquid and solid drum residues, and deepwell injection services to manufacturing companies located generally in the southwestern portion of the United States. Prior to disposal of the liquid waste in the deepwell, all hazardous liquids are processed in a manner designed to destroy or eliminate the hazardous characteristics of the liquids. These liquids, along with non-hazardous liquids, can be injected into the deep well that has been specifically designed and constructed for this purpose. PFTS has a final RCRA permit to store and treat hazardous waste at its facility. PFTS operates its non-hazardous waste deepwell under a permit issued by the State of Oklahoma.

     PFM has discontinued its fuel blending operations but is continuing to provide storage and transfer facilities for hazardous and non-hazardous waste generators throughout the United States. See " Facility Disruption." PFM operates its container storage facility under a final RCRA permit.

     PFF handles hazardous and non-hazardous waste, low level radioactive waste and mixed waste (waste containing both hazardous and low level radioactive waste) and treatment of waste liquid scintillation vials, a mixed low-level radioactive/hazardous (flammable) waste used primarily by the medical research and treatment industry. PFF operates under a final RCRA permit and a low level radioactive license issued by the appropriate authorities of the State of Florida. PFF's low-level radioactive license was issued on August 18, 1995, and subsequently amended to allow expanded low-level radioactive waste management activities. It is intended that the New Process ("discussed under "-- New Process") will operate under existing permits granted to PFF, and, as a result, the operations of the New Process will be limited. The Company is currently exploring expanded uses of the New Process, which expanded uses may require additional or modified permits and involve expenditures of certain of the Company's resources to accomplish. There is no assurance that PFF can obtain the additional or modified permits to expand the uses of the New Process.

     PFD operates a permitted hazardous waste treatment and storage facility to collect and treat oily waste waters and used oil from both small and large quantity generators. PFD also provides hazardous waste treatment services for collecting and processing organic solvents, sludges, and solids for use as secondary fuels in cement kilns. PFD operates under a final RCRA permit.

     The Company believes that its TSD facilities have, as of the date of this Prospectus, obtained all approvals, licenses and permits necessary to enable it to conduct its business as presently conducted. The failure of the Company's TSD facilities to renew any of their present approvals, licenses and permits, or the termination of any such approvals, licenses or permits, could have a material adverse effect on the Company, its operations and financial condition. See "Risk Factors--Governmental Regulation."

     As an alternative to off-site waste treatment and disposal methods, PFI conducts waste treatment services at the site of the waste generator. PFI's services include converting certain types of characteristic hazardous wastes into non-hazardous waste and treating non-hazardous waste. The Company believes that PFI's on-site waste treatment services do not require federal environmental permits provided certain conditions are satisfied. PFI has received written verification from each state in which it is presently operating that no such permit is required provided certain conditions are satisfied. Neither PFI nor the Company has, however, received any such verification from the federal government. There can be no assurance that states in which PFI presently does business or the federal government will not enact policies or regulations requiring PFI to obtain permits to conduct its on-site activities.

Competitive Conditions

     The Company competes with numerous companies which are able to provide one or more of the environmental services offered by the Company. Many of the Company's competitors have greater financial, human and other resources than the Company. The increased competition within certain segments of the waste management industry has resulted in reduced gross margin levels for such segments which are likely to reduce further due to several factors:
(a) more companies entering the market as the industry matures; (b) the likely expansion of the range of services offered by current and future competitors of the Company; (c) the current efforts of companies and governmental authorities to encourage waste minimization policies, and (d) fewer underserved markets available for Company expansion as the Company and its competitors move into new geographic markets. The increased competition and reduced gross margin levels could have a material adverse effect on the business and financial condition of the Company. See "Risk Factors --Competition."

     The Company believes that it is a significant participant in the delivery of off-site waste treatment services in the Southeast, Midwest and Southwest. The Company competes with TSD facilities operated by national, regional and independent environmental services firms located within a several hundred mile radius of the Company's facilities.

     The Company's competitors for remediation services include national and regional environmental services firms that may have larger environmental remediation staffs and greater resources than the Company. The Company recognizes its lack of financial resources necessary to compete for larger remediation contracts. Accordingly, the Company presently concentrates on remediation services projects within its existing customer base or projects in its service area which are too small for companies without a physical presence in the market to perform competitively.

     Environmental engineering and consulting services provided by the Company through its engineering companies involve competition with larger engineering and consulting firms. The Company believes that it is able to compete with these firms based on its established reputation in its market areas and its expertise in several specific elements of environmental engineering and consulting such as cement kiln waste recycling programs.

     The Company believes that the barriers of entry for companies seeking to compete with the Company in the waste management industry are dependent upon the specific service to be offered. Consequently, the Company believes that its operations which provide certain services are more likely to encounter increased competition in the future. The Company believes that there are no formidable barriers to entry into the on-site treatment business within which the Company operates. Similarly, certain of the Company's non-hazardous waste operations engage in businesses which do not present any formidable barriers of entry. However, the Company believes that the permitting requirements and the cost to obtain such permits may be barriers of entry into the business of providing hazardous and low-level radioactive waste TSD facilities as presently operated by the Company. The Company's business of providing low level radioactive and hazardous waste recycling of liquid scintillation vials requires both a radioactive permit and a hazardous waste RCRA permit, and the Company believes that this dual permitting requirement is a substantial barrier of entry. The Company believes that only one other facility in the United States currently provides low level radioactive and hazardous waste recycling of liquid scintillation vials. If the permit requirements for hazardous waste TSD activities and/or the handling of low level radioactive materials are eliminated or if such permits become easier to obtain, the Company believes that more companies will enter these markets and provide greater competition to the Company, which could have a material adverse effect on the Company, its operations and financial condition.

     The Company believes that consumers of waste management services currently focus primarily on the quality and timeliness of service. However, the Company anticipates that price will become an increasingly important competitive factor as the industry matures. Accordingly, the revenues generated from, and the profitability of, certain of the Company's services may be reduced as price competition intensifies. This reduction could have a material adverse effect on the business and financial condition of the Company. Many of the Company's competitors are larger and more established, with greater marketing, financial, human and other resources than the Company. These competitors will provide significant long-term competition. The Company also expects competition to intensify as technological and other advances are made in the waste treatment fields and as public awareness of the hazardous waste disposal problem increases.

Centofanti Employment Agreement

     Effective October 1, 1997, Dr. Centofanti entered into the Centofanti Employment Agreement with the Company which is for a term of three (3) years and provides for, among other things, an annual salary of $110,000 and the issuance of Non-Qualified Stock Options ("Non-Qualified Stock Options"). The Non-Qualified Stock Options provide Dr. Centofanti with the right to purchase an aggregate of 300,000 shares of Common Stock in the form of (i) after one year 100,000 shares of Common Stock at a price of $2.25 per share, (ii) after two years 100,000 shares of Common Stock at a price of $2.50 per share, and (iii) after three years 100,000 shares of Common Stock at a price of $3.00 per share. The Non-Qualified Stock Options expire ten years after the date of the Centofanti Employment Agreement.

Availability of Company's Loss Carryovers

     The Company anticipates that its cash flow in future years will benefit from its ability to utilize net operating loss ("NOL") carryovers from prior periods. The NOL carryovers should reduce the federal income tax payments which the Company will otherwise be required to make with respect to income generated in future years. Based upon its federal income tax returns as filed with the IRS for taxable years through 1996 and the Company's net loss for 1997, the Company estimates that it had on a consolidated basis available NOL carryovers of approximately $9,800,000 at December 31, 1997, for federal income tax purposes. These NOL carryovers will expire to the extent not utilized by the years 2006 through 2011. See "Risk Factors--Loss Carryovers."

     The amount of NOL carryovers has not been audited or approved by the IRS and no assurance can be given that such carryovers will not be reduced as a result of future audits. In addition, the ability of the Company to utilize these carryovers in the future will be subject to a variety of limitations applicable to corporate taxpayers generally under both the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations. These include, in particular, limitations imposed by Code Section 382 ("382 Limitations").

     The 382 Limitations provide certain limitations on the utilization of NOL carryovers following a more than 50% change (by value) in the stock ownership of company. In general, the 382 limitations apply when, within a three year "testing period", there is a more than 50 percentage point increase in the stock of a company that has an NOL held by one or more persons who own (directly or constructively) at least 5% of such Company's stock (with persons who separately are less than 5% shareholders generally being treated in the aggregate as a single shareholder) over the lowest percentage of stock of such company owned by such person(s) at any time during the testing period. The amount of the percentage point increase in stock ownership is calculated for each 5% shareholder, and the increase of each 5% shareholder is aggregated with the increases of other 5% shareholders to determine the total percentage point increase in stock ownership. For purposes of these tests, stock issuable upon the exercise of certain options and warrants or upon the conversion of preferred stock may be treated as outstanding.

     The use of approximately $6,300,000 of the approximate
$9,800,000 in NOL carryovers as of the taxable year ending December 31, 1997, is limited to a certain extent in future years by reason of certain acquisitions and the issuance of various series of preferred stock of the Company, excluding the Series 10 Preferred.
See "Private Placements and Exchange Agreements." Each taxable year after 1997, approximately $1,500,000 of the approximate
$6,300,000 in 382 Limitations is no longer limited, and after five years, all of the approximate $9,800,000 in NOL carryovers will be available for use by the Company for federal income tax purposes, except to the extent such has been previously used to reduce the Company's federal income tax payments or such has been reduced by the IRS in connection with audits conducted by the IRS. These amounts are based upon preliminary analysis of the Company's 382 limitations and are subject to change.

            PRIVATE PLACEMENTS AND EXCHANGE AGREEMENTS

RBB Series 4 Private Placement

     On or about June 11, 1997, the Company issued to RBB Bank 2,500 shares of newly-created Series 4 Class D Convertible Preferred Stock (the "Series 4 Preferred") at a price of $1,000 per share, for an aggregate sales price of $2,500,000 ("RBB Series 4 Private Placement"). The sale to RBB Bank was made in a private placement under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act, pursuant to the terms of a Subscription and Purchase Agreement, dated June 9, 1997, between the Company and RBB Bank ("RBB Series 4 Subscription"). As part of the sale of the Series 4 Preferred, the Company also issued to RBB Bank certain warrants ("Series 4 Warrants") entitling RBB Bank to purchase, after December 31, 1997 and until June 9, 2000, an aggregate of up to 375,000 shares of Common Stock, subject to certain antidilution provisions, with 187,500 shares exercisable at a price equal to $2.10 per share and 187,500 shares exercisable at a price equal to $2.50 per share. The Company received net proceeds of approximately $2,287,500 under the RBB Series 4 Private Placement after the payment of placement fees and legal fees. The Company used the net proceeds from the RBB Series 4 Private Placement to reduce the outstanding balance under its then existing revolving credit facility.

     In connection with the RBB Series 4 Private Placement, the Company paid fees (excluding legal and accounting) of $200,000 to JW Genesis Financial Corporation ("JW Genesis") (f/k/a JW Charles Financial Services, Inc.), the investment banking firm that handled the RBB Series 4 Private Placement, and issued to JW Genesis two warrants, each dated June 9, 1997, entitling JW Genesis to purchase
(a) until June 9, 2000, up to 200,000 shares of Common Stock at an exercise price of $2.00 per share, subject to certain antidilution provisions; and (b) until June 9, 2002, up to 100,000 shares of Common Stock, at an exercise price of $1.50 per share, subject to certain antidilution provisions (collectively, the "Series 4 Genesis Warrants"). Under the terms of the Series 4 Genesis Warrants, JW Genesis is entitled to certain registration rights with respect to the shares of Common Stock issuable on the exercise of each warrant.

     In connection with the RBB Series 4 Private Placement, the Company issued (i) two warrants to Karl H. Ehlert, each to purchase 175,000 shares of Common Stock for five years, with the first having an exercise price of $2.00 per share and the second having an exercise price of $3.00 per share (the "Ehlert Warrants"); (ii) two warrants to R. Keith Fetter, each allowing the purchase of up to 75,000 shares of Common Stock for three years, with the first having an exercise price of $2.00 per share and the second having an exercise price of $2.50 per share (the "Fetter Warrants") (the Ehlert Warrants and Fetter Warrants are collectively referred to as the "Service Warrants"); and (iii) one warrant, dated as of September 16, 1997, issued by the Company to Dionysus Limited ("Dionysus"), an Isle of Man corporation, allowing the purchase of up to an aggregate of 100,000 shares of Common Stock and exercisable for three years at $1.70 per share ("Dionysus Warrant"). These warrants were issued for various consulting services rendered to the Company. Dionysus has exercised the Dionysus Warrant as to 51,800 shares of Common Stock, leaving 48,200 shares of Common Stock remaining which may be purchased upon exercise of the Dionysus Warrant.

First RBB Exchange Agreement

     Pursuant to the Exchange Agreement, dated November 6, 1997, but effective as of September 16, 1997 (the "First RBB Exchange Agreement"), the Company and RBB Bank exchanged the 2,500 shares of Series 4 Preferred and the Series 4 Warrants for (i) 2,500 shares of Series 6 Preferred, (ii) two warrants each allowing the purchase of up to 187,500 shares of Common Stock at an exercise price of $1.8125 per share, and (iii) one warrant to purchase 281,250 shares of Common Stock at an exercise price of $2.125 per share (collectively, the "Series 6 Warrants"), pursuant to an exemption from registration under Section 4(2) of the Securities Act. The Series 6 Warrants may be exercised at any time after December 31, 1997, and until June 9, 2000. The Company paid RBB Bank the dividends on the Series 4 Preferred that accrued from the date of issuance until September 16, 1997, the effective date of the RBB Exchange Agreement by issuing to RBB Bank 14,165 shares of Common Stock pursuant to the terms of the Series 4 Preferred, which shares of Common Stock are covered by this Prospectus.

     The rights under the Series 6 Preferred were the same as the rights under the Series 4 Preferred, except for certain conversion rights. The Series 6 Preferred provided that the conversion price per share is $1.8125, except that, in the event the average closing bid price of the Common Stock as reported in the over-the-counter market, or the closing sale price if listed on a national securities exchange, for 20 of any 30 consecutive trading days after March 1, 1998, shall be less than $2.50, the conversion price shall thereafter be the lesser of (i) the average closing bid quotation of the Common Stock as reported on the over-the-counter market, or the closing sale price if listed on a national securities exchange for the five trading days immediately preceding the date of the conversion notice provided by the holder to the Company multiplied by 80% or (ii) $1.8125. Notwithstanding the foregoing, the conversion price shall not be less than a minimum of $.75 per share, which minimum was eliminated from and after September 6, 1998.

     Pursuant to the First RBB Exchange Agreement, the Company agreed to prepare and file with the Commission by October 27, 1997, a Registration Statement covering up to 1,379,311 shares of Common Stock issuable upon conversion of the Series 6 Preferred, plus up to 250,000 shares of Common Stock issuable in payment of dividends on the Series 6 Preferred pursuant to the terms of the Series 6 Preferred, and up to 656,250 shares of Common Stock issuable upon exercise of the Series 6 Warrants. Such Registration Statement was filed on December 23, 1997. The Company has also agreed in the First RBB Exchange Agreement to use its reasonable efforts to cause the Registration Statement to become effective at the earliest possible date after filing. The First RBB Exchange Agreement provides that if the Registration Statement is not declared effective by December 31, 1997, the Company agreed to pay to RBB Bank a penalty of one-tenth of one percent (0.1%) of $2,500,000 for each business day thereafter which ends without the Registration Statement becoming effective and if the Registration Statement is not effective by January 31, 1998, the Company agreed to pay RBB Bank an additional one-time penalty of two percent (2.0%) of $2,500,000 payable in cash or Common Stock. The registration requirements and penalties set forth in the First RBB Exchange Agreement regarding the Series 6 Preferred are applicable to the Series 8 Preferred. By letter ("RBB Letter") dated July 14, 1998, the Company and RBB Bank agreed to settle, in connection with the RBB Bank Series 10 Private Placement, any potential claims against the Company for penalties as a result of the Company not filing the Registration Statement with the Commission by October 27, 1997 or due to the Registration Statement not being declared effective by December 31, 1997 or January 31, 1998. The RBB Letter states that the penalties regarding the First RBB Exchange Agreement will again begin to accrue if the Registration Statement is not declared effective by November 12, 1998.

     Once the Registration Statement becomes effective, if it subsequently becomes ineffective before September 16, 2000, the First RBB Exchange Agreement provides that the Company shall pay to RBB Bank a penalty of $1.00 for each outstanding share of Series 6 Preferred for each business day that the Registration Statement is not effective. If such ineffectiveness extends for thirty days, the Company shall pay to RBB Bank a one-time penalty of $20.00 for each share of Series 8 Preferred outstanding on the thirtieth day.

     Under the terms of the Series 6 Warrants, if the Company declares or pays, without consideration, any dividend on the Common Stock payable in Common Stock, or effects a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the number of shares of Common Stock issuable upon the exercise of such warrant or the exercise price of such warrant will be adjusted appropriately. As a result of such adjustment, the proportionate number of shares of Common Stock issuable immediately prior to the happening of such event will be the number of shares of Common Stock issuable subsequent to the happening of such event. If at any time the shares of Common Stock covered by the Series 6 Warrants are covered by an effective registration statement and the average closing bid price of the Common Stock for ten consecutive trading days is in excess of $3.50 with respect to half of the Series 6 Warrants or in excess of $4.00 with respect to the other half of the Series 6 Warrants, then the Company will have the option to redeem the respective Series 6 Warrants for $0.01 per share of Common Stock covered by the Series 6 Warrants. The holder of the Series 6 Warrants will have the option to exercise the Series 6 Warrants prior to redemption by the Company. Under the terms of the Series 6 Warrants, the Common Stock issuable upon conversion of the Series 6 Warrants is subject to certain registration rights.

     The Series 6 Warrants are entitled to certain rights upon any consolidation or merger of the Company in which the Company is not the surviving entity, or in case of any sale or conveyance by the Company to another entity of all or substantially all of the property of the Company as an entirety or substantially as an entirety. Upon any such event, the holder of the Series 6 Warrants will have the right, upon exercise of such warrants, to receive the kind and amount of securities, cash or other property which the holder of the Series 6 Warrants would have owned or been entitled to receive immediately after such consolidation, merger, sale or conveyance had such warrants been exercised in full immediately prior to the effective date of such consolidation, merger, sale or conveyance.

     The shares of Common Stock issuable upon exercise of the 1996 RBB Warrants are covered by an effective registration statement.

Second RBB Exchange Agreement

     Pursuant to the Exchange Agreement, dated April 30, 1998, but to be considered effective as of February 28, 1998 (the "Second RBB Exchange Agreement"), the Company and RBB Bank exchanged the 2,500 shares of Series 6 Preferred for 2,500 shares of Series 8 Preferred, pursuant to an exemption from registration under Section 3(a)(9) and/or Section 4(2) of the Securities Act. Except for the Exchange of Series 6 Preferred for the Series 8 Preferred and termination of any and all rights RBB Bank may have under the Series 6 Preferred, the Second RBB Exchange Agreement does not terminate the First RBB Exchange Agreement. In addition, the Series 6 Warrants were not affected by the Second RBB Exchange Agreement. The Company paid to RBB Bank the dividends on the Series 6 Preferred which accrued from the date of issuance through February 28, 1998, the effective date of the Second RBB Exchange Agreement, by issuing to RBB Bank 7,652 shares of Common Stock, which shares of Common Stock are covered by this Prospectus.

     The rights of the Series 8 Preferred are the same as the rights under the Series 6 Preferred, except for the conversion price. The Series 8 Preferred is convertible at a conversion price of $1.8125 per share, except that, in the event the average closing bid price of the Common Stock as reported in the over-the-counter market, or the closing sale price if listed on a national securities exchange, for the five (5) trading days prior to a particular date of conversion, shall be less than $2.50, the conversion price for only that particular conversion shall be the average of the closing bid quotations of the Common Stock as reported on the over-the-counter market, or the closing sale price if listed on a national securities exchange, for the five (5) trading days immediately preceding the date of such particular conversion notice provided by the holder to the Company multiplied by 80%. Notwithstanding the foregoing, the conversion price shall not be less than a minimum of $.75 per share, which minimum has been eliminated from and after September 6, 1998. See "--First RBB Exchange Agreement." Because there is no minimum conversion price, the number of shares of Common Stock which may be issuable pursuant to conversion of the Series 8 Preferred will increase the further the closing bid price of the Common Stock goes below $2.265 per share. The more the closing bid price falls below $2.265, the more shares of Common Stock are issuable upon conversion of the Series 8 Preferred. See "Risk Factors--Potential Adverse Effects of Floating-Price Convertible Preferred."

     The Series 8 Preferred is not entitled to any voting rights,
except as required by law.   The Series 8 Preferred has a
liquidation preference over the Common Stock equal to $1,000 consideration per outstanding share of Series 8 Preferred (the "Series 8 Liquidation Value"), plus an amount equal to all unpaid dividends accrued thereon. The Series 8 Preferred accrues dividends on a cumulative basis at a rate of 4% per annum of the Liquidation Value ("Series 8 Dividend Rate"), and is payable semi-annually when and as declared by the Board of Directors. No dividends or other distributions may be paid or declared or set aside for payment on the Common Stock until all accrued and unpaid dividends on all outstanding shares of Series 8 Preferred have been paid or set aside for payment. Dividends may be paid, at the option of the Company, in the form of cash or Common Stock of the Company if and when declared by the Board of Directors. If the Company pays dividends in Common Stock, such is payable in the number of shares of Common Stock equal to the product of (a) the quotient of (i) the Series 8 Dividend Rate divided by (ii) the average of the closing bid quotation of the Common Stock as reported on the NASDAQ for the five trading days immediately prior to the date the dividend is declared, multiplied by (b) a fraction, the numerator of which is the number of days elapsed during the period for which the dividend is to be paid and the denominator of which is 365.

     The Company will have the option to redeem the shares of Series 8 Preferred (a) between June 11, 1998, and June 11, 2001, at a redemption price of $1,300 per share if at any time the average closing bid price of the Common Stock for ten consecutive trading days is in excess of $4.00, and (b) after June 11, 2001, at a redemption price of $1,000 per share. The holder of the Series 8 Preferred Stock will have the option to convert the Series 8 Preferred prior to redemption by the Company. See "Summary of Securities Being Offered"; "Risk Factors--Voting Control; Ability to Direct Management."

     If the Company at any time or from time to time while shares of Series 8 Preferred are issued and outstanding declares or pays, without consideration, any dividend on the Common Stock payable in Common Stock, or effects a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the conversion price in effect immediately before such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Company declares or pays, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company will be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

RBB Series 10 Private Placement

     The Company issued to RBB Bank 3,000 shares of newly-created Series 10 Preferred at a price of $1,000 per share, for an aggregate sales price of $3,000,000 ("RBB Series 10 Private Placement"). The sale to RBB Bank was made in a private placement under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act, pursuant to the terms of a Private Securities Subscription Agreement, dated June 30,1998 between the Company and RBB Bank ("Series 10 Subscription"). As part of the sale of the Series 10 Preferred, the Company also issued to RBB Bank certain warrants ("Series 10 Warrants") entitling RBB Bank to purchase until three years after June 30, 1998, an aggregate of up to 350,000 shares of Common Stock, subject to certain antidilution provisions, with 200,000 shares exercisable at a price equal to $1.875 per share and 150,000 shares exercisable at a price equal to $2.50 per share. The Company received net proceeds of approximately $2,768,000 from this private placement, after the deduction for certain commissions and expenses other than certain legal and other expenses incurred by the Company.

     The Series 10 Preferred has a liquidation preference over the Company's Common Stock equal to $1,000 consideration per outstanding share of Series 10 Preferred (the "Series 10 Liquidation Value"), plus an amount equal to all unpaid and accrued dividends thereon. The Series 10 Preferred accrues dividends on a cumulative basis at a rate of four percent (4%) per annum of the Series 10 Liquidation Value ("Series 10 Dividend Rate"), and is payable semi-annually within ten (10) business days after each subsequent June 30 and December 31 (each a "Dividend Declaration

Date"), and shall be payable in cash or shares of the Company's Common Stock at the Company's option. The first Dividend Declaration Date for the Series 10 Preferred shall be December 31, 1998. No dividends or other distributions may be paid or declared or set aside for payment on the Company's Common Stock until all accrued and unpaid dividends on all outstanding shares of Series 10 Preferred have been paid or set aside for payment. Dividends may be paid, at the option of the Company, in the form of cash or Common Stock of the Company. If the Company pays dividends in Common Stock, such is payable in the number of shares of Common Stock equal to the product of (a) the quotient of (i) the Series 10 Dividend Rate divided by (ii) the average of the closing bid quotation of the Common Stock as reported on the NASDAQ for the five trading days immediately prior to the date the dividend is declared, times (b) a fraction, the numerator of which is the number of days elapsed during the period for which the dividend is to be paid and the denominator of which is 365.

     For example, assuming (i) no shares of Series 10 Preferred are converted for three years and (ii) the Common Stock is at a price of $1.3125 per share (the closing bid price of the Common Stock as of February 9, 1999) at each time accrued dividends are paid on the Series
10 Preferred, the Company would pay approximately 91,000 shares of Common Stock per year in payment of such dividends or an aggregate of approximately 273,000 shares of Common Stock during the three year period. If the Series 10 Preferred remained outstanding for more than three years or if the price of the Common Stock at the times accrued dividends are paid on the Series 10 Preferred is less than $1.3125 per share, the Company could be required to issue a greater number of shares of Common Stock in payment of accrued dividends on the Series 10 Preferred.

     The holder of the Series 10 Preferred may convert into Common Stock any or all of the Series 10 Preferred on and after 180 days after June 30, 1998. The conversion price per outstanding share of Preferred Stock ("Series 10 Conversion Price") is $1.875; except that if the average of the closing bid price per share of Common Stock quoted on the NASDAQ (or the closing bid price of the Common Stock as quoted on the national securities exchange if the Common Stock is not listed for trading on the NASDAQ but is listed for trading on a national securities exchange) for the five (5) trading days immediately prior to the particular date on which the holder notified the Company of a conversion ("Series 10 Conversion Date") is less than $2.34, then the Conversion Price for that particular conversion shall be eighty percent (80%) of the average of the closing bid price of the Common Stock on the NASDAQ (or if the Common Stock is not listed for trading on the NASDAQ but is listed for trading on a national securities exchange then eighty percent (80%) of the average of the closing bid price of the Common Stock on the national securities exchange) for the five (5) trading days immediately prior to the particular Series 10 Conversion Date. As of June 30, 1998, the closing price of Common Stock on the NASDAQ
was $1.875 per share.   Because there is no minimum conversion
price, the number of shares of Common Stock which may be issuable pursuant to conversion of the Series 10 Preferred will increase the further the closing bid price of the Common Stock goes below $2.34 per share. The more the closing bid price falls below $2.34, the more shares of Common Stock are issuable upon conversion of the Series 10 Preferred. See "Risk Factors Potential Adverse Effects of Floating-Price Convertible Preferred."

     Pursuant to the terms of the Series 10 Preferred, in the case of (a) any consolidation or merger to which the Company is a party, other than a merger or consolidation in which the Company is the continuing or surviving corporation ("Merger"), or (b) any sale or conveyance to another corporation of all or substantially all of the property of the Company ("Sale") and such Merger or Sale becomes effective (i) while any shares of Series 10 Preferred are outstanding and prior to the effectiveness of the Registration Statement covering the Common Stock issuable upon conversion of the Series 10 Preferred, the Company shall provide for the holder of the Series 10 Preferred to have the right to convert the Series 10 Preferred into the kind and amount of shares of stock or other securities and property receivable upon such Merger or Sale by a holder of the number of shares of Common Stock into which the Series 10 Preferred could have been converted into immediately prior to the Merger or Sale.

     In the event of a Merger or Sale, where the Company is not the survivor, the holder of the Series 10 Preferred shall have the right to redeem all of the outstanding shares of Series 10 Preferred at 120% of the Series 10 Liquidation Value of each share of Series 10 Preferred then outstanding plus all accrued and unpaid dividends (the "Series 10 Redemption Amount"). The Company shall pay this Series 10 Redemption Amount in cash within ten business days of receipt by the Company of notice from the holder of the Series 10 Preferred, and receipt by the Company of all outstanding shares of Preferred Stock duly endorsed by the Holder to the Company.

     Under the terms of the Series 10 Preferred, if the Company declares or pays, while any Series 10 Preferred remains outstanding, any dividend on the Common Stock payable in Common Stock, or effects a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the number of shares of Common Stock issuable upon the exercise of such warrant or the exercise price of such Series 10 Conversion Price will be adjusted appropriately.

     If the Common Stock issuable upon conversion of the Series 10 Preferred shall be changed into the same or a different number of shares of Common Stock of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or shares of Common Stock as described in the previous paragraph), the Series 10 Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series 10 Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders of Series 10 Preferred would otherwise have been entitled to receive, a number of shares of Common Stock of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series 10 Preferred immediately before that change.

     Under the terms of the Series 10 Warrants, if the Company shall (i) declare or pay a dividend in shares of Common Stock or make a distribution, without receipt of consideration, in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then the number of shares of Common Stock purchasable upon exercise of the Series 10 Warrants immediately prior thereto shall be adjusted so that the holder of the Series 10 Warrants shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Company which he would have owned or have been entitled to receive had such Series 10 Warrants been exercised in advance thereof. Upon each such adjustment of the kind and number of shares of Common Stock or other securities of the Company which are purchasable hereunder, the holder of the Series 10 Warrants shall thereafter be entitled to purchase the number of shares of Common Stock or other securities resulting from such adjustment at an exercise price obtained by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable thereto immediately prior to such adjustment and dividing by the number of shares of Common Stock or other securities of the Company resulting from such adjustment. Such an adjustment shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

     The Series 10 Warrants are entitled to certain rights upon any consolidation or merger of the Company in which the Company is not the surviving entity, or in case of any sale or conveyance by the Company to another entity of all or substantially all of the property of the Company in which the consideration to be received by the Company or its shareholders consists in whole or in part of consideration other than cash. Upon any such event, the holder of the Series 10 Warrants will have the right, upon exercise of such warrants, to receive the kind and amount of securities, cash or other property which the holder of the Series 10 Warrants would have owned or been entitled to receive immediately after such consolidation, merger, sale or conveyance had such warrants been exercised in full immediately prior to the effective date of such consolidation, merger, sale or conveyance.

     In connection with the RBB Series 10 Private Placement, the Company also issued (i) one warrant ("Liviakis Warrant") dated as of June 30, 1998, to Liviakis Financial Communications, Inc. ("Liviakis") entitling the holder to purchase until June 29, 2002, up to 1,875,000 shares of Common Stock at an exercise price of $1.875 per share, (ii) one warrant ("Prag Warrant") dated as of June 30, 1998, to Robert B. Prag, an executive officer of Liviakis ("Prag"), entitling the holder to purchase until June 29, 2002, up to 625,000 shares of Common Stock at an exercise price of $1.875 per share, (iii) one warrant ("Series 10 Genesis Warrant") dated as of June 30, 1998, to JW Genesis entitling the holder to purchase until June 30, 2001, up to 150,000 shares of Common Stock at an exercise price of $1.875 per share, and (iv) one warrant ("Fontenoy Warrant") dated as of June 30, 1998, to Fontenoy Investments ("Fontenoy") entitling the holder to purchase until June 30, 2001, up to 350,000 shares of Common Stock at an exercise price of $1.875. The issuance of these warrants to Liviakis, Prag, JW Genesis and Fontenoy was made in a private placement under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D as promulgated under the Securities Act. Each of these warrants is subject to adjustment pursuant to certain antidilution provisions and is subject to certain registration rights with respect to the shares of Common Stock issuable on the exercise of each warrant. These warrants were issued for various consulting services rendered to the Company.

     Under certain circumstances the Company may not issue shares of Common Stock upon conversion of the Series 10 Preferred or upon the exercise of the above described warrants issued in connection with the Series 10 Preferred without obtaining shareholder approval. Shareholder approval is required if (i) the aggregate number of shares of Common Stock issued by the Company pursuant to the terms of the Series 10 Preferred and certain of such warrants exceeds 2,388,347 shares of Common Stock (which equals 19.9% of the outstanding shares of Common Stock of the Company as of June 30,
1998) and (ii) RBB Bank has converted or elects to convert any of the then outstanding shares of Series 10 Preferred pursuant to the terms of the Series 10 Preferred at a conversion price of less than $1.875 ($1.875 being the market value per share of Common Stock as quoted on the NASDAQ as of the close of business on June 30, 1998), other than if the Conversion Price is less than $1.875 solely as a result of the anti-dilution provisions of the Series 10 Preferred, then the Company must obtain shareholder approval before the Company can issue any additional shares of Common Stock upon conversion of the Series 10 Preferred and such warrants. The requirement for shareholder approval under the conditions discussed above was provided in order to comply with the requirements of the NASDAQ Marketplace Rules. See "Risk Factors "Shareholder Approval Requirements."

     Pursuant to the terms of the Series 10 Preferred, if the Company does not obtain shareholder approval within ninety days of the earlier of the Company's receipt of (i) a conversion notice triggering the need for shareholder approval or (ii) a notice from the holder of the Series 10 Preferred received after January 1, 1999, that the Common Stock has traded after January 1, 1999, at a five day average closing bid price below $2.34 per share and that the holder wishes that shareholder approval be obtained, then the Company must pay liquidated damages to the holder of the Series 10 Preferred in an amount of 4% per month of the Series 10 Liquidation Value until shareholder approval is obtained.

     Pursuant to the terms of the Liviakis Warrant and the Prag Warrant, if the Company does not obtain shareholder approval within ninety days of the event triggering the need for shareholder approval the exercise period for such warrants shall be extended by that number of days beginning with the ninety-first day after the event triggering the need for shareholder approval and ending as of the day shareholder approval is obtained. Additionally, if shareholder approval is not obtained within ninety days of the event triggering the need for shareholder approval and thereafter the holder of such warrants notifies the Company that it wishes to exercise a specific number of shares under the warrant ("Exercise Notification"), then the Company shall have an additional sixty days from receipt by the Company of such Exercise Notification to obtain shareholder approval. If the Company has not obtained the shareholder approval within such additional sixty days, then the holder shall have the option to terminate the applicable warrant as to the shares referenced in the Exercise Notification, and, in the event of such termination, the Company shall pay to the applicable holder an amount ("Payment Amount") determined by subtracting from
(a) an amount determined by multiplying the fair market value per share of Common Stock (based upon the average closing price of the Common Stock for the five trading days prior to the receipt by the Company of the notice of termination) by the number of shares referenced in the Exercise Notification, (b) the aggregate exercise price of the warrants referenced in the Exercise Notification.
Such payment shall be made either in cash or by delivering to the holder the Company's promissory note. If the Company elects to pay through promissory note, such promissory note shall bear an annual rate of interest equal to the prime rate announced from time to time by the Chase Manhattan Bank plus 1%, with the principal payable in thirty-six equal monthly installments plus accrued and unpaid interest, and the first monthly installment beginning the first full month after issuance of such promissory note.

     As of the date of this Prospectus, RBB Bank owns of record 952,549 shares of Common Stock, or approximately 7.7% of the outstanding shares of Common Stock. In July, 1996, RBB acquired from the Company 5,500 shares of Series 3 Preferred, and prior to the date of this Prospectus converted 1,500 shares of such Series
3 Preferred into Common Stock pursuant to the terms thereto. As of the date of this Prospectus, RBB Bank owns 4,000 shares of the Company's Series 3 Preferred, which are convertible into approximately 2,666,667 shares of Common Stock assuming an average bid quotation of the Common Stock five trading days immediately preceding each conversion date equals or exceeds $2.00 per share, which numbers could increase under certain limited circumstances. The conversion price of the Series 3 Preferred is based on the product of the average of the closing bid quotation of the Common Stock for the five trading days immediately preceding the conversion date multiplied by 75%. The initial conversion price had a minimum of $0.75 per share and a maximum of $1.50 per share. The minimum conversion price is reduced by $0.25 per share each time the Company sustains a net loss, on a consolidated basis, in each of two consecutive quarters; provided, however, that for the purposes of determining whether the Company has sustained a net loss in each of two consecutive quarters under the Series 3 Preferred, at no time will a quarter that has already been considered in such determination be considered in any subsequent determination. As a result of the net losses sustained by the Company for the first and second quarters of 1997, the minimum conversion price relating to the Series 3 Preferred has been reduced to $0.50 per share. The Common Stock issuable upon conversion of the Series 3 Preferred and the shares of Common Stock issuable upon exercise of the 1996 RBB Warrants are covered by an effective registration statement. See "Selling Shareholders."

     RBB Bank has the right to acquire, at a minimum, an aggregate of approximately 8,652,228 shares of Common Stock, consisting of
(i) 2,666,667 shares upon conversion of the issued and outstanding Series 3 Preferred assuming the average closing bid quotation for the Common Stock for five trading days immediately preceding each of the conversion date or dates equals or exceeds $2.00 per share,
(ii) 1,379,311 shares upon conversion of the issued and outstanding Series 8 Preferred assuming the Conversion Price Adjustment is not in effect, or if in effect, assuming the average closing bid quotation for the Common Stock for the five trading days immediately preceding each conversion date equals or exceeds $2.265 per share, (iii) 1,600,000 shares of Common Stock upon the conversion of the Series 10 Preferred assuming the average closing bid quotation for the Common Stock five trading days immediately preceding each conversion date equals or exceeds $2.34 per share, and (iv) 3,006,250 shares upon the exercise of the 1996 RBB Warrants, Series 6 Warrants and Series 10 Warrants. The foregoing estimates do not include the shares of Common Stock which may be issued in payment of dividends accrued on the Series 3 Preferred, Series 8 Preferred and the Series 10 Preferred. Upon such conversion and exercise as described, RBB Bank would own approximately 9,604,777 shares of Common Stock or approximately 45.8% of the outstanding shares of Common Stock of the Company, which includes the 952,549 shares of Common Stock held of record by RBB Bank as of the date of this Prospectus but does not include the shares of Common Stock which may be issuable for payment of dividends on the Series 3 Preferred, Series 8 Preferred and Series 10 Preferred. While the foregoing figures provide certain estimates as to the number of shares which may be issued pursuant to the conversion of the Series 3 Preferred, Series 8 Preferred, and Series 10 Preferred, such estimates are estimates only and are premised upon various assumptions.

     If the average closing bid price of the Common Stock is less than the prices noted in the preceding paragraph at the time of conversion, then the maximum number of shares of Common Stock which could be issued to RBB Bank as a result of conversion of such convertible preferred stock could be substantially increased from the number of shares of Common Stock described above. See "Risk Factors Potential Adverse Effects of Floating-Price Convertible Preferred."

     If, as an example, RBB Bank were to convert its preferred stock when the average closing bid price per share of Common Stock for the five days prior to RBB Bank's conversion of all of its preferred stock were $0.25, the Series 3 Preferred, Series 8 Preferred and Series 10 Preferred would be convertible into approximately 35,500,000 shares of Common Stock. If RBB Bank were to also exercise all of its 1996 RBB Warrants, Series 6 Warrants and Series 10 Warrants, it would own 39,458,799 shares of Common Stock representing approximately 77.7% of the then outstanding shares of Common Stock of the Company.

     Regardless of the price of the Common Stock at the time of RBB's conversion of all of its preferred stock, upon such conversion RBB Bank would most likely be the largest single shareholder of the Company and the Company may not be able to avoid an actual change in control of the Company if RBB Bank seeks such a change in control. Moreover, if such conversion and exercise results in RBB Bank acquiring more than 50% of the then outstanding Common Stock of the Company, the Company would not be able to avoid a change in control. The foregoing estimates as to the percentage of Common Stock that RBB Bank would own assume that the Series 9 Preferred is not converted, no other shares of Common Stock are issued by the Company (other than in connection with the conversion of the outstanding shares of Series 3 Preferred, Series 8 Preferred and Series 10 Preferred), no other warrants or options are exercised (other than the 1996 RBB Warrants, Series 6 Warrants and Series 10 Warrants), the Company does not acquire additional shares of Common Stock as treasury stock, and RBB Bank does not dispose of any shares of Common Stock. See "--Private Placements and Exchange Agreements." See "Risk Factors--Voting Control; Ability to Direct Management, and Potential Adverse Effects of Floating-Price Convertible Preferred."

Infinity Private Placement

     On July 14, 1997, the Company issued to Infinity 350 shares of newly-created Series 5 Class E Convertible Preferred Stock (the "Series 5 Preferred") at a price of $1,000 per share, for an aggregate sales price of $350,000. The sale to Infinity was made in a private placement (the "Infinity Private Placement") under Rule 506 of Regulation D under the Securities Act, pursuant to the terms of a Subscription and Purchase Agreement, dated July 7, 1997, between the Company and Infinity ("Infinity Subscription"). The Company received proceeds of $350,000 under the Infinity Private Placement, excluding the payment of legal fees and miscellaneous costs. The Company has used the net proceeds from the Infinity Private Placement to reduce the outstanding balance under its then current revolving credit facility.

First Infinity Exchange Agreement

     Effective September 16, 1997, the Company entered into an Exchange Agreement, dated October 31, 1997, but effective as of September 16, 1997 (the "First Infinity Exchange Agreement"), with Infinity pursuant to which the 350 shares of Series 5 Preferred were tendered to the Company in exchange for (i) 350 shares of Series 7 Preferred and (ii) two warrants to purchase up to an aggregate of 35,000 shares of Common Stock issuable upon the exercise of two warrants, each dated as of September 16, 1997, issued by the Company to Infinity in connection with the First

Infinity Exchange Agreement, and exercisable for three years at $1.8125 (the "Infinity Warrants"), pursuant to an exemption from registration under Section 4(2) of the Securities Act. The Infinity Warrants may be exercised at any time after December 31, 1997, and until July 7, 2000. The Company paid to Infinity the dividends on the Series 5 Preferred which accrued from the date of issuance until September 16, 1997, the effective date of the First Infinity Exchange Agreement, by issuing to Infinity 1,461 shares of Common Stock pursuant to the terms of the Series 5 Preferred, which shares of Common Stock are covered by this Prospectus. The rights of the Series 7 Preferred are the same as the rights under the Series 5 Preferred, except for certain conversion rights.

     The conversion price of the Series 7 Preferred is $1.8125 per share of Common Stock, except that, in the event the average closing bid price of the Common Stock for 20 of any 30 consecutive trading days (a "30 Day Period") after March 1, 1998, shall be less than $2.50 as reported on the over-the-counter market, or the closing sale price if listed on a national securities exchange and if the holders of the Series 7 Preferred have engaged in no sales of Common Stock of the Company during, and for 30 trading days prior to, the applicable 30 Day Period, the conversion price shall thereafter be the lesser of (i) the average closing bid quotation of the Common Stock as reported on the over-the-counter market, or the closing sale price if listed on a national securities exchange, for the five trading days immediately preceding the date of the conversion notice, provided by the holder to the Company multiplied by 80% or (ii) $1.8125. Notwithstanding the foregoing, the conversion price shall not be less than a minimum of $.75 per share, which minimum has been eliminated from and after September 6, 1998. Subject to the closing bid price of the Company's Common Stock at the time of conversion and the other conditions which could increase the number of shares to be issued upon conversion, the Series 7 Preferred, if all were converted, could be converted into between approximately 200,000 and 467,000 shares of Common Stock, or more after the minimum conversion price is eliminated, or under certain other limited circumstances.

     Under the terms of the Infinity Warrants, if the Company declares or pays, without consideration, any dividend on the Common Stock payable in Common Stock, or effects a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the number of shares of Common Stock issuable upon the exercise of such warrant or the exercise price of such warrant will be adjusted appropriately. As a result of such adjustment, the proportionate number of shares of Common Stock issuable immediately prior to the happening of such event will be the number of shares of Common Stock issuable subsequent to the happening of such event. If at any time the shares of Common Stock covered by the Infinity Warrants are covered by an effective registration statement and the average closing bid price of the Common Stock for ten consecutive trading days is in excess of $7.00, then the Company will have the option to redeem the Infinity Warrants for $0.01 per share of Common Stock covered by the Infinity Warrants. The holder of the Infinity Warrants will have the option to exercise the Infinity Warrants prior to redemption by the Company. Under the terms of the Infinity Warrants, the Common Stock issuable upon exercise of the Infinity Warrants is subject to certain registration rights.

     The Infinity Warrants are entitled to certain rights upon any consolidation or merger of the Company in which the Company is not the surviving entity, or in case of any sale or conveyance by the Company to another entity of all or substantially all of the property of the Company as an entirety or substantially as an entirety. Upon any such event, the holder of the Infinity Warrants will have the right, upon exercise of such warrant, to receive the kind and amount of securities, cash or other property which the holder of the Infinity Warrants would have owned or been entitled to receive immediately after such consolidation, merger, sale or conveyance had such warrant been exercised in full immediately prior to the effective date of such consolidation, merger, sale or conveyance.

Second Infinity Exchange Agreement

     Pursuant to the Exchange Agreement, dated April 30, 1998, but to be considered effective as of February 28, 1998 (the "Second Infinity Exchange Agreement"), the Company and Infinity exchanged the 350 shares of Series 7 Preferred for 350 shares of Series 9 Preferred, pursuant to exemption from registration under Sections 3(a)(9) and/or 4(2) of the Securities Act. Except for the exchange of Series 7 Preferred for the Series 9 Preferred and termination of any and all rights Infinity may have under the Series 7 Preferred, the Second Infinity Exchange Agreement does not terminate the First Infinity Exchange Agreement. In addition, the Infinity Warrants were not affected by the Second Infinity Exchange Agreement. The Company has paid to Infinity the dividends on the Series 7 Preferred which accrued from the date of issuance through February 28, 1998, the effective date of the Second Infinity Exchange Agreement, by issuing to Infinity 1,071 shares of Common Stock in payment of such accrued dividends, which Common Stock is included in this Prospectus.

     The rights of the Series 9 Preferred are the same as the rights under the Series 7 Preferred, except for the conversion price. The Series 9 Preferred is convertible at a conversion price of $1.8125 per share, except that, in the event the average closing bid price of the Common Stock as reported in the over-the-counter market, or the closing sale price if listed on a national securities exchange, for the five (5) trading days prior to a particular date of conversion, shall be less than $2.50, the conversion price for only such particular conversion shall be the average of the closing bid quotations of the Common Stock as reported on the over-the-counter market, or the closing sale price if listed on a national securities exchange for the five (5) trading days immediately preceding the date of such particular conversion notice provided by the holder to the Company multiplied by 80%. Notwithstanding the foregoing, the conversion price shall not be less than a minimum of $.75 per share, which minimum was eliminated from and after September 6, 1998. See "--First Infinity Exchange Agreement." Because there is no minimum conversion price, the number of shares of Common Stock which may be issuable pursuant to conversion of the Series 9 Preferred will increase the further the closing bid price of the Common Stock goes below $2.265 per share. The more the closing bid price falls below $2.265, the more shares of Common Stock are issuable upon conversion of the Series
9 Preferred.   See "Risk Factors Potential Adverse Effects of
Floating-Price Convertible Preferred and "Potential Adverse Effects on Price of Common Stock Due to Conversion of Convertible Preferred Stock."

     The Series 9 Preferred is not entitled to any voting rights,
except as required by law.   The Series 9 Preferred has a
liquidation preference over the Common Stock equal to $1,000 consideration per outstanding share of Series 9 Preferred (the "Series 9 Liquidation Value"), plus an amount equal to all unpaid dividends accrued thereon. The Series 9 Preferred accrues dividends on a cumulative basis at a rate of 4% per annum of the Liquidation Value ("Series 9 Dividend Rate"), and is payable semi-annually when and as declared by the Board of Directors. No dividends or other distributions may be paid or declared or set aside for payment on the Common Stock until all accrued and unpaid dividends on all outstanding shares of Series 9 Preferred have been paid or set aside for payment. Dividends may be paid, at the option of the Company, in the form of cash or Common Stock of the Company. If the Company pays dividends in Common Stock, such is payable in the number of shares of Common Stock equal to the product of (a) the quotient of (i) the Series 9 Dividend Rate divided by (ii) the average of the closing bid quotation of the Common Stock as reported on the NASDAQ for the five trading days immediate prior to the date the dividend is declared, multiplied by (b) a fraction, the numerator of which is the number of days elapsed during the period for which the dividend is to be paid and the denominator of which is 365.

     The Company will have the option to redeem the shares of Series 9 Preferred (a) between July 7, 1998, and July 7, 2001, at a redemption price of $1,300 per share if at any time the average closing bid price of the Common Stock for ten consecutive trading days is in excess of $4.00, and (b) after July 7, 2001, at a redemption price of $1,000 per share. The holder of the Series 9 Preferred will have the option to convert the Series 9 Preferred prior to redemption by the Company. The Common Stock issuable on the conversion of the Series 9 Preferred is subject to certain registration rights pursuant to the Infinity Exchange Agreement. See "Summary of Securities Being Offered."

     If the Company at any time or from time to time while shares of Series 9 Preferred are issued and outstanding declares or pays, without consideration, any dividend on the Common Stock payable in Common Stock, or effects a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the conversion price in effect immediately before such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Company declares or pays, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company will be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.


                       RECENT DEVELOPMENTS

     The following are all material changes in the Company's affairs which have occurred since the end of December 31, 1997, and which have not been described in the Company's reports on Form 10-K for year ended December 31, 1997, or in Forms 10-Q or Forms 8-K filed under the Exchange Act since the end of 1997 or otherwise discussed in other sections of this Prospectus.

Oak Ridge System Contract Award

     The Company and East Tennessee Materials and Energy Corp. ("M&EC") entered into a teaming agreement ("M&EC Contract") pursuant to which the Company and M&EC agreed to act as a team in the performance of certain contracts that either the Company or M&EC may obtain from customers of the U.S. Department of Energy ("DOE") regarding treatment and disposal of certain types of radioactive, hazardous or mixed waste (waste containing both hazardous and low level radioactive waste) at DOE facilities. In connection with proposals relating to the treatment and disposal of organic contaminated mixed waste at DOE's Oak Ridge, Tennessee system ("Oak Ridge"), M&EC and the Company made a joint proposal to DOE, with M&EC to act as the team leader. In August 1998 M&EC, as the team leader, was awarded three contracts ("Oak Ridge Contracts") by Bechtel Jacobs Company, LLC, the government-appointed manager of the environmental program for Oak Ridge, to perform certain treatment and disposal services relating to Oak Ridge. The Oak Ridge Contracts were issued by DOE based on proposals by M&EC and the Company.

     The Oak Ridge Contracts are similar in nature to a blanket purchase order whereby the DOE specifies the approved waste treatment process and team to be used for certain disposal, but the DOE does not specify a schedule as to dates for disposal or quantities of disposal material to be processed. The initial term of the contract will represent a demonstration period for the team's successful treatment of the waste and the resulting ability of such processed waste to meet acceptance criteria for its ultimate disposal location.

     As with most such blanket processing agreements, the Oak Ridge Contracts contain no minimum or maximum processing guarantees, and may be terminated by either party pursuant to standard DOE procurement regulation terms. Each specific waste stream processed under the Oak Ridge Contracts will require a separate work order from DOE and will be priced separately with an intent of recognizing an acceptable profit margin.

     The Company anticipates that, as a member of the team with
M&EC in connection with the Oak Ridge Contracts and finalization of the scope of work documents with M&EC relating to the work to be performed by each of the Company and M&EC under the Oak Ridge
Contracts, it will (i) provide certain of the Company's
environmental remediation technologies, (ii) install equipment necessary to apply the Company's technology, and (iii) supervise certain aspects of the remediation process operations. In addition, the teaming agreement provides that M&EC will purchase all of the equipment necessary to perform the Oak Ridge Contracts.  The
Company anticipates that work, if any, under the Oak Ridge Contracts will begin during the later part of 1999. There are no assurances that the Company and M&EC will complete the scope of work documents. The Company also anticipates that a substantial portion of any work performed under the Oak Ridge Contracts will be performed at M&EC's facility at Oak Ridge currently under development as of the date of this Prospectus. The DOE estimates that the Oak Ridge Contracts have the potential to generate up to $100 million in gross revenues over an estimated time span of more than five years. As of the date of this Prospectus, however, the
Company cannot estimate (i) the amount of work or revenues, if any, which will be received by M&EC under the Oak Ridge Contracts, (ii)
the percentage or amount of work received by M&EC under the Oak
Ridge Contracts which will be performed by the Company, or (iii)
the ultimate profitability, or lack of profitability, of the Oak
Ridge Contracts for the Company.   See "Special Note Regarding
Forward Looking Statements."

Potential Acquisition Negotiations

     During November 1998, the Company signed a letter of intent ("Letter") with the shareholders of Chemical Conservation Corporation (Florida), Chemical Conservation of Georgia, Inc. (collectively, "Chem-Con") and
Chem-Met Services, Inc. ("Chem-Met") regarding a potential acquisition of Chem-Con and Chem-Met by the Company (the "Acquisition"). Chem-Con and Chem-Met are privately owned by trusts controlled by a single family. The consolidated gross revenues of Chem-Met and Chem-Con for the fiscal year ended September 30, 1998, were, in the aggregate, approximately $24,000,000 based upon unaudited financial information. Pursuant to the terms of the Letter, the aggregate purchase price for the Acquisition is to be approximately $7,400,000, payable in Common Stock of the Company based upon the closing price of the Common Stock on the NASDAQ for the five trading days preceding the Closing Date of the Acquisition. The Company will also enter into a four
(4) year employment agreement with a certain executive manager of Chem-Con and Chem-Met in the approximate amount of $1,300,000. The Acquisition is subject to the ability of the parties to, among other things:

     *finalize definitive documents satisfactory to all parties; *qualify the Acquisition as a pooling of interest transaction, which means that the merged companies will be treated as if they had always been combined for accounting and financial reporting purposes;
     *resolve certain issues regarding real property used by
      Chem-Con and Chem-Met;
     *resolve and quantify certain potential environmental
      liabilities of Chem-Con and Chem-Met;
     *resolve certain tax treatment issues;
     *complete due diligence in a satisfactory manner; and *obtain approval of the Acquisition by the Company's stockholders entitled to vote thereon.

No assurance can be made that the Acquisition will occur, or if such Acquisition occurs, that such Acquisition would be on the same terms as described above.

Congress Financial Corporation

     As previously disclosed in the Company's Report on Form 10-K for the year ended December 31, 1997, on January 15, 1998, the Company, as parent and guarantor, and all direct and indirect subsidiaries of the Company, as co-borrowers and cross-guarantors, entered into a Loan and Security Agreement ("Loan Agreement") with Congress Financial Corporation (Florida) as lender ("Congress").
As security for the payment and performance of the Agreement, the Company granted a first security interest in all accounts receivable, inventory, general intangibles, equipment and other assets of the Company and its subsidiaries, as well as the mortgage on two facilities owned by subsidiaries of the Company.

Liquidity

     During fiscal year 1997 and 1998 there were numerous events, many of which were precipitated by the Company, which served to increase the Company's liquidity on a short term and long term basis. During 1997, the Company and certain of its subsidiaries
(i) sold non productive assets in the amount of $245,075, (ii) entered into and received business interruption insurance proceeds for the Ft. Lauderdale facility in the amount of $231,235, (iii) issued Common Stock pursuant to certain stock purchase agreements and warrant and option exercises which yielded $750,826, (iv) issued the Series 4 Preferred for $2,500,000, (v) issued the Series 5 Preferred for $350,000, (vi) received insurance proceeds of $421,588 as a result of the fire and explosion at PFM; and (vii) issued $377,298 of Common Stock for outstanding debts.

     During 1998, the Company entered into the Loan Agreement with Congress, pursuant to which (i) the previous loan arrangements with Heller Financial Corporation and Ally Capital Corporation were replaced, (ii) the then existing loan covenant violations of the Company under such arrangements were eliminated, and (iii) the Company received increased lending availability. The Company also received insurance proceeds related to the fire and explosion at PFM in the amount of $1,475,000, issued the Series 10 Preferred for $3,000,000, and issued $588,863 of Common Stock for outstanding debts.

     At September 30, 1998, as a result of the foregoing and other factors, the Company owed only approximately $52,000 on its revolving credit line with Congress and was eligible to borrow approximately $3,500,000 under such line based upon the Company's eligible accounts receivable outstanding as of September 30, 1998. The Company also had at September 30, 1998, approximately $638,000 invested in cash and cash equivalents.

Potential Drum Site Settlement

     During the second quarter of 1998, PFM and certain other alleged PRPs began negotiating with the EPA regarding a potential settlement of the EPA's claims regarding the Drum Site. PFM and certain other PRPs have negotiated a Consent Decree with the federal government, whereby PFM has agreed to pay $225,000 to settle any potential liability regarding the Drum Site. The Company has executed the Consent Decree and the federal government is to file such with the court for approval; however, as of the date of this Prospectus, it is not known if the federal government has executed the Consent Decree or lodged the Consent Decree with the court.
The Company has notified certain of the previous owners of ARR that the Company will seek recovery from them as PRPs in the event PFM is determined to be a PRP regarding the Drum Site, however, no assurance can be made that PFM will be able to recover remediation costs from such previous owners. There are no assurances that the Consent Decree will be approved by the court. If it is not approved and if PFM is determined to be liable for all or a substantial portion of the remediation cost incurred by the EPA at the Drum Site, such could have a material adverse effect on the Company. See "The Company Potential Environmental Liability and
Certain Environmental Expenditures"and "--Governmental Regulation."

Stock Repurchase Plan

     During October 1998, the Company announced a plan, authorized by the Board of Directors, to repurchase, subject to approval by the Company's lender, of up to 500,000 shares of Common Stock from time to time in open market or privately negotiated transactions at the prevailing market prices at the time of such purchases, in accordance with Rule 10b-18 under the Exchange Act. The Company intends to use its working capital and available borrowings to pay for acquisition of the Common Stock. Certain officers and directors of the Company may also engage in the purchase of Common Stock from time to time in open market transactions in accordance with Rule 10b-18.


                         USE OF PROCEEDS

     The Company will not receive any part of the proceeds of the sale of Shares. The Company will receive approximately $10,329,531 if the Selling Shareholders exercise all of the warrants covering Shares included in this Prospectus. See "Plan Of Distribution." Any proceeds received by the Company from the exercise of such warrants, less the Company's share of the estimated expenses of the cost of this offering, will be used by the Company for general corporate purposes.

     The Company has agreed to pay all costs and fees relating to the registration of the Common Stock covered by this Prospectus, except for any discounts, concessions or commissions payable to underwriters, dealers or agents incident to the offering of the Shares covered by this Prospectus or any legal fees incurred by any Selling Shareholders relating to this offering.


                         YEAR 2000 ISSUES

     The staff of the Commission has indicated that each public company should discuss its "Year 2000" issues. The Year 2000 problem arises because many computer systems were designed to identify a year using only two digits, instead of four digits, in order to conserve memory and other resources. For instance, "1997" would be held in the memory of a computer as "97."

     When the year changes from 1999 to 2000, a two digit system would read the year as changing from "99" to "00." For a variety of reasons, many computer systems are not designed to make such a date change or are not designed to "understand" or react appropriately to such a date change. Therefore, as the date changes to the year 2000, many computer systems could completely stop working or could perform in an improper and unpredictable manner.

     The Company has conducted a review of its computer systems to identify the systems which it anticipated could be affected by the Year 2000 issue, and the Company believes that all such systems were already, or have been converted to be, Year 2000 compliant. Such conversion, when required, did not entail material expenditures by the Company. Pursuant to the Company's Year 2000 planning, the Company has requested information regarding the computer systems of its key suppliers, customers, creditors, and financial service organizations and has been informed that they are substantially Year 2000 compliant. There can be no assurance, however, that such key organizations are actually Year 2000 compliant and that the Year 2000 issue will not adversely affect the Company's financial position or results of operations. The Company believes that its expenditures in addressing its Year 2000 issues will not have a material adverse effect on the Company's financial position or results of operations.

               SUMMARY OF SECURITIES BEING OFFERED

     The 10,227,074 Shares covered by this Prospectus are comprised of the following: (a) 1,379,311 shares of Common Stock issuable by the Company upon the conversion of 2,500 shares of Series 8
Preferred; (b) 3,200,000 shares of Common Stock issuable by the Company upon the conversion of 3,000 shares of Series 10 Preferred and in payment of dividends on the Series 10 Preferred (of which 1,600,000 will be issued upon conversion assuming the average closing bid quotation for the Common Stock five trading days immediately preceding each conversion date equals or exceeds $2.34 per share); (c) 250,000 shares of Common Stock which have been or may be issued by the Company to RBB Bank in payment of dividends accrued on the Series 4 Preferred (which was exchanged for the Series 6 Preferred), Series 6 Preferred (which was exchanged for the Series 8 Preferred) and the Series 8 Preferred; (d) 656,250
shares of Common Stock issuable upon the exercise of the Series 6 Warrants, exercisable for three years at an exercise price of $1.8125 per share as to 375,000 shares of Common Stock and $2.125 per share as to 281,250 shares of Common Stock; (e) 350,000 shares of Common Stock issuable upon the exercise of the Series 10
Warrants exercisable for three years at an exercise price of $2.50 per share as to 150,000 shares of Common Stock and $1.875 per share as to 200,000 shares of Common Stock; (f) 300,000 shares of Common Stock issuable by the Company upon the exercise of the Series 4
Genesis Warrants, 100,000 of which are exercisable for three years at $1.50 per share and 200,000 of which are exercisable for five years at $2.00 per share; (g) 1,875,000 shares of Common Stock issuable by the Company upon the exercise of the Liviakis Warrant, exercisable for four years at $1.875 per share; (h) 625,000 shares of Common Stock issuable by the Company upon the exercise of the Prag Warrant, exercisable for four years at $1.875 per share; (i) 150,000 shares of Common Stock issuable by the Company upon the exercise of the Series 10 Genesis Warrant, exercisable for three years at $1.875 per share; (j) 350,000 shares of Common Stock issuable by the Company upon the exercise of the Fontenoy Warrant, exercisable for three years at $1.875 per share; (k) 200,000 shares of Common Stock issuable by the Company upon the conversion of 350 shares of Series 9 Preferred, (l) 36,000 shares of Common Stock which have been or may be issued by the Company to Infinity in payment of dividends accrued on the Series 5 Preferred (which was exchanged for the Series 7 Preferred), Series 7 Preferred (which was exchanged for the Series 9 Preferred), and Series 9 Preferred;
(m) 35,000 shares of Common Stock issuable upon the exercise of the Infinity Warrants issued by the Company to Infinity in connection with the Infinity Exchange Agreement, exercisable for three years at an exercise price of $1.8125 per share; (n) 125,000 shares of Common Stock issuable by the Company upon the exercise of a warrant, dated June 17, 1994, issued by the Company to Sun Bank, National Association ("Sun Bank") in connection with the extension of certain financial credits by Sun Bank to the Company ("Sun Bank Warrant"), exercisable until June 16, 1999, at an exercise price of $3.625 per share; (o) 75,000 shares of Common Stock issuable by the Company upon exercise of the following warrants: (v) 7,000 shares of Common Stock issuable upon the exercise of ("Blair Remainder Warrant"), exercisable until December 31, 1999, at an exercise price of $2.375 per share, issued to D.H. Blair Investment Banking Corporation ("Blair") to reflect the unassigned portion of a warrant for 75,000 shares of Common Stock which was previously issued by the Company to Blair in connection with the extension of a promissory note ("Blair Warrant") and which was partially assigned by Blair to the following officers and directors of Blair:
(w) 28,000 shares of Common Stock issuable by the Company upon exercise of one warrant issued to J. Morton Davis ("Davis") as a result of the assignment by Blair of a portion of the Blair
Warrant, exercisable until December 31, 1999, at an exercise price of $2.375 per share ("Davis Warrant"); (x) 28,000 shares of Common Stock issuable by the Company upon exercise of one warrant issued to Esther Stahler ("Stahler") as a result of the assignment by Blair of a portion of the Blair Warrant, exercisable until December 31, 1999, at an exercise price of $2.375 per share ("Stahler
Warrant"); (y) 7,000 shares of Common Stock issuable by the Company upon exercise of one warrant issued to Ruki Renov ("Renov") as a result of the assignment by Blair of a portion of the Blair
Warrant, exercisable until December 31, 1999, at an exercise price of $2.375 per share ("Renov Warrant"); and (z) 5,000 shares of Common Stock issuable by the Company upon exercise of one warrant issued to Martin A. Bell ("Bell") as a result of the assignment by Blair of a portion of the Blair Warrant, exercisable until December 31, 1999, at an exercise price of $2.375 per share ("Bell Warrant"); (p) 20,513 shares of Common Stock issuable by the Company upon exercise of a warrant issued to Ally Capital

Management, Inc. ("Ally") in connection with a loan to the Company, which warrant is exercisable until September 11, 2000, at an exercise price of $2.4375 per share; (q) 100,000 shares of Common Stock issuable by the Company upon the exercise of the Dionysus Warrant issued by the Company to Dionysus in connection with the RBB Series 4 Private Placement and exercisable for three years at an exercise price of $1.70 per share (of which 51,800 shares of Common Stock have been issued); and (r) 500,000 shares of Common Stock issuable upon the exercise of the following Service Warrants, each dated July 23, 1997: (x) 175,000 shares of Common Stock issuable at an exercise price of $2.00 per share and 175,000 shares of Common Stock issuable at an exercise price of $3.00 per share under the Ehlert Warrants and (y) 75,000 shares of Common Stock issuable at an exercise price of $2.00 per share and 75,000 shares of Common Stock issuable at an exercise price of $2.50 per share under the Fetter Warrants. See "Private Placements and Exchange Agreements."

     The shares of Series 8 Preferred and Series 9 Preferred may be converted into shares of Common Stock at a conversion price ("Conversion Price") equal to $1.8125 per share of Common Stock, except that, in the event the average closing bid price of the Common Stock as reported in the over-the-counter market, or the closing sale price if listed on a national securities exchange, for the five (5) trading days prior to a particular date of conversion, shall be less than $2.265, the conversion price for only such particular conversion shall be adjusted ("Conversion Price Adjustment") to be the average of the closing bid quotations of the Common Stock as reported on the over-the-counter market, or the closing sale price if listed on a national securities exchange for the five (5) trading days immediately preceding the date of such particular conversion notice provided by the holder to the Company multiplied by 80%. Notwithstanding the foregoing, the conversion price shall not be less than a minimum of $.75 per share, which minimum has been eliminated from and after September 6, 1998. See "Private Placements and Exchange Agreements."

     If the Conversion Price Adjustment does not become effective for any conversion of the Series 8 Preferred or Series 9 Preferred, the conversion of all of the Series 8 Preferred could result in the issuance of up to approximately 1,379,311 shares of Common Stock, and the conversion of all of the Series 9 Preferred could result in the issuance of up to approximately 200,000 shares of Common Stock. If the Conversion Price Adjustment is in effect for all conversions of Series 8 Preferred and Series 9 Preferred, the number of shares of Common Stock issuable upon the conversion of the Series 8 Preferred and Series 9 Preferred could result in the issuance of a larger number of shares of Common Stock, with the actual number depending upon the closing bid price of the Common Stock over the five (5) trading days immediately preceding the conversion date or dates. See "Risk Factors - Potential Adverse Effects of Floating Price Convertible Preferred Stock." However, the Company is required to use reasonable efforts to register only 1,379,311 shares to be issued upon the conversion of the Series 8 Preferred under the terms of the Second RBB Exchange Agreement and 200,000 shares to be issued upon the conversion of the Series 9 Preferred under the terms of the Second Infinity Exchange Agreement. The 1,379,311 shares and 200,000 shares required to be registered under the terms of the First RBB Exchange Agreement and the First Infinity Exchange Agreement, respectively, approximates the number of shares of Common Stock issuable by the Company upon such conversion at a conversion price of $1.8125 per share. See "Private Placements and Exchange Agreements." However, because there is currently no minimum conversion price regarding either the Series 8 Preferred or Series 9 Preferred, the number of shares of Common Stock which may be issuable pursuant to conversion of the Series 8 Preferred and Series 9 Preferred could be substantially greater than as estimated above. The more the closing bid price falls below $2.265, the more shares of Common Stock are issuable upon conversion of the Series 8 Preferred and Series 9 Preferred. See "Risk Factors Potential Adverse Effects of Floating-Price Convertible Preferred."

     The holder of the Series 10 Preferred may convert into Common Stock any or all of the Series 10 Preferred on and after 180 days after June 30, 1998. The Series 10 Conversion Price is $1.875; except that if the average of the closing bid price per share of Common Stock quoted on the NASDAQ (or the closing bid price of the Common Stock as quoted on the national securities exchange if the Common Stock is not listed for trading on the NASDAQ but is listed for trading on a national securities exchange) for the five (5) trading days immediately prior to the particular Series 10 Conversion Date is less than $2.34, then the Series 10 Conversion Price for that particular conversion shall be eighty percent (80%) of the average of the closing bid price of the Common Stock on the NASDAQ (or if the Common Stock is not listed for trading on the NASDAQ but is listed for trading on a national securities exchange then eighty percent (80%) of the average of the closing bid price of the Common Stock on the national securities exchange) for the five (5) trading days immediately prior to the particular Series 10 Conversion Date. As of June 30, 1998, the closing price of Common Stock on the NASDAQ was $1.875 per share. See "Private Placements and Exchange Agreements." Because there is no minimum conversion price, the further the closing bid price falls below $2.34, the more shares of Common Stock are issuable upon conversion of the Series 10 Preferred. See "Risk Factors Potential Adverse Effects
of Floating-Price Convertible Preferred."   However, under the
terms of the Series 10 Subscription, the Company is required to use reasonable efforts to register only 2,200,000 shares to be issued upon the conversion of the Series 10 Preferred and in payment of dividends accrued on the Series 10 Preferred.

     The Sun Bank Warrant was issued to Sun Bank under the terms of a Loan Agreement, dated June 17, 1994, between the Company and Sun Bank (the "Loan Agreement"). The Loan Agreement provided for the extension of approximately $3.4 million of financial credits by Sun Bank to the Company. Under the terms of the Sun Bank Warrant, if the Company declares or pays, without consideration, any dividend on the Common Stock payable in Common Stock, or effects a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by subdivision or reclassification) or if the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the number of shares of Common Stock issuable upon the exercise of the Sun Bank Warrant or the exercise price of such warrant will be adjusted appropriately. The initial exercise price of the Sun Bank Warrant was $3.625 per share.

     The Sun Bank Warrant is entitled to certain rights upon any consolidation or merger of the Company in which the Company is not the surviving entity, or in case of any sale or conveyance by the Company to another entity of all or substantially all of the property of the Company as an entirety or substantially as an entirety. Upon such event, the holder of the Sun Bank Warrant will have the right, upon exercise of such warrants, to receive the kind and amount of securities, cash or other property which the holder of the Sun Bank Warrant would have owned or been entitled to receive immediately after such consolidation, merger, sale or conveyance had such warrants been exercised in full immediately prior to the effective date of such consolidation, merger, sale or conveyance. Under the terms of the Sun Bank Warrant, the shares of Common Stock issuable upon exercise of the Sun Bank Warrant are entitled to certain registration rights.

     Under the terms of the Service Warrants, the Dionysus Warrant, the Blair Remainder Warrant, the Davis Warrant, the Stahler Warrant, the Renov Warrant, the Bell Warrant, the Ally Warrant, the Series 10 Genesis Warrant, and the Fontenoy Warrant (collectively, the "Affected Warrants") if at any time or from time to time after the date of each Affected Warrant, the Company (a) pays a dividend on its Common Stock in shares of Common Stock, (b) subdivides its outstanding shares of Common Stock into a greater number of shares,
(c) combines its outstanding shares of Common Stock into a smaller number of shares, or (d) issues by reclassification of its Common Stock any shares of any other class of capital stock of the Company, then the number of shares issuable upon exercise of the Affected Warrant and the exercise price of the Affected Warrant in effect immediately prior to such event will be adjusted so that the holder will be entitled upon exercise of such Affected Warrant to purchase, without additional consideration, the number of shares of Common Stock or other capital stock of the Company which the holder would have owned or been entitled to purchase immediately following the happening of any of the events described in (a), (b) or (c) above had such Affected Warrant been exercised and the holder become the holder of record of the shares purchased pursuant to the Affected Warrant immediately prior to the record date fixed for the determination of shareholders entitled to receive such dividend or distribution or the effective date of such subdivision, combination or reclassification. In such event the exercise price will be equal to the aggregate consideration which the holder would have had to pay for such shares issued pursuant to the Affected Warrant immediately prior to such event divided by the number of shares issued pursuant to the Affected Warrant the holder is entitled to receive immediately after such event. If as a result of an adjustment made as described in this paragraph the holder of such Affected Warrant thereafter surrendered for exercise becomes entitled to receive shares of two or more classes of capital stock or shares of Common Stock and any other class of capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to all holders of the Affected Warrants promptly after such adjustment) will determine the allocation of the adjusted exercise price of the Affected Warrant between or among shares of such classes of capital stock or shares of Common Stock and such other class of capital stock. See "Private Placements and Exchange Agreements."

     The terms of the Affected Warrants provide that upon any consolidation or merger to which the Company is a party, other than a merger or consolidation in which the Company is the continuing or surviving corporation, or in case of any sale or conveyance to another entity of all or substantially all of the property of the Company as an entirety or substantially as an entirety, the holder of the Affected Warrant will have the right thereafter, upon exercise of such warrant, to receive the kind and amount of securities, cash or other property which the holder would have owned or been entitled to receive immediately after such consolidation, merger, sale or conveyance had such Affected Warrant been exercised immediately prior to the effective date of such consolidation, merger, sale or conveyance and in any such case, if necessary, appropriate adjustment will be made in the application thereafter with respect to the rights and interests of the holder of such Affected Warrant to the end that the provisions of this paragraph and the preceding paragraph thereafter will be correspondingly applicable, as nearly as may reasonably be, to such securities and other property.

     If the Company distributes pro rata to all of the holders of its then outstanding shares of Common Stock (a) securities, other than shares of Common Stock or stock options, or (b) property, other than cash, without payment therefor, then, and in each such case, the holder of a Affected Warrant, upon its exercise, will be entitled to receive the securities and property which such holder would hold on the date of such exercise if, on the date of such Affected Warrant, the holder had been the holder of record of the number of shares of the Common Stock subscribed for upon such exercise and, during the period from the date of such warrant to and including the date of such exercise, had retained such shares and the securities and properties receivable by the holder during such period.

     Under the terms of the Liviakis Warrant and the Prag Warrant, (together, the "LFC Warrants") if the Company declares or pays, without consideration, any dividend on the Common Stock payable in Common Stock, or effects a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the number of shares of Common Stock issuable upon the exercise of such warrant or the exercise price of such warrant will be adjusted appropriately. As a result of such adjustment, the proportionate number of shares of Common Stock issuable immediately prior to the happening of such event will be the number of shares of Common Stock issuable subsequent to the happening of such event. If at any time the shares of Common Stock covered by the Liviakis Warrant or Prag Warrant, as applicable, are covered by an effective registration statement and the average closing bid price of the Common Stock for ten consecutive trading days is in excess of $3.75 then the Company will have the option to redeem the respective LFC Warrants for $0.05 per share of Common Stock covered by the LFC Warrants. The holder of the LFC Warrants will have the option to exercise the LFC Warrants prior to redemption by the Company. Under the terms of the LFC Warrants, the Common Stock issuable upon conversion of the LFC Warrants is subject to certain registration rights.

     The holder of the LFC Warrants is entitled to certain rights upon any consolidation or merger of the Company in which the Company is not the surviving entity, or in case of any sale or conveyance by the Company to another entity of all or substantially all of the property of the Company as an entirety or substantially as an entirety. Upon any such event, the holder of the LFC Warrants will have the right, upon exercise of such warrants, to receive the kind and amount of securities, cash or other property which the holder of the LFC Warrants would have owned or been entitled to receive immediately after such consolidation, merger, sale or conveyance had such warrants been exercised in full immediately prior to the effective date of such consolidation, merger, sale or conveyance.

     The holder of the LFC Warrants may exercise such warrants through either (i) a cash exercise wherein the holder makes a payment to the Company of cash in an amount equal to the aggregate exercise price of the LFC Warrants being exercised or (ii) a cashless exercise wherein the holder exercises by notifying the Company that it is to retain as the exercise price for the LFC Warrants being exercised that number of shares issuable upon exercise of the applicable warrant which have an aggregate value equal to the aggregate price of the LFC Warrant being exercised.

                       SELLING SHAREHOLDERS

     The following table sets forth, (a) the name of each Selling Shareholder, (b) the amount of shares beneficially owned by each Selling Shareholder as of the date of this Prospectus, (c) the number of shares of Common Stock under this Prospectus, (d) the number of shares beneficially owned after the offering, assuming that all shares of Common Stock being offered hereby are sold and that such are outstanding, and (e) the percentage of Common Stock beneficially owned after completion of the offering, assuming that all shares of Common Stock being offered hereby are sold and that such are outstanding.



                                                                    Percentage
                                                                        of
                                                                      Common
                           Common                      Common          Stock
                            Stock                       Stock     Beneficially
                         Beneficially    Common      Beneficially    Owned
After
                             Owned        Stock      Owned After    Completion
                           Prior to      Being      Completion of        of
 Selling Shareholder      Offering(1)    Offered     Offering (2)
Offering(2)
 ___________________      ___________   __________   ____________   __________
RBB Bank
Aktiengellschaft(3)      11,436,994(3)   5,835,561    5,601,433(3)       24.6%

JW Genesis Financial
Corp.(4)                    562,500(4)     450,000      112,500           (19)

Sun Bank, National
Association (5)             125,000(5)     125,000            0             -

The Infinity Fund,
L. P.(6)                    289,336(6)     271,000       18,336           (19)

Karl H. Ehlert(7)           602,000(7)     350,000      252,000           2.0%

R. Keith Fetter(8)          235,000(8)     150,000       85,000           (19)

Fontenoy Investments
f/k/a Dionysus Limited(9)   450,000(9)     450,000            0             -

                                -45-

Ally Capital
Management(10)               53,846(10)     20,513       33,333           (18)

D.H. Blair Investment
Banking Corp.(11)           434,476(11)      7,000      427,476           3.5%

J. Morton Davis(12)         626,251(12)     28,000      598,251           4.9%

Esther Stahler(13)           67,100(13)     28,000       39,100           (19)

Ruki Renov(14)               46,100(14)      7,000       39,100           (19)

Martin A. Bell(15)           13,000(15)      5,000        8,000           (19)

Liviakis Financial
Communications, Inc.(16)  1,875,000(16)  1,875,000            0             -

Robert B. Prag(17)        2,510,000(17)    625,000       10,000(18)       (19)
______________________________

(1) Includes shares of Common Stock which may be acquired upon (a) the exercise of outstanding warrants, whether such are currently exercisable and/or (b) conversion of outstanding shares of preferred stock, whether or not such are currently convertible.

(2) Assumes (a) all shares of Common Stock covered by this Prospectus are sold, (b) the Selling Shareholder does not acquire beneficial ownership of additional shares of Common Stock after the date of this Prospectus, and (c) the Company does not issue any additional shares of Common Stock after the date of this Prospectus, except the shares of Common Stock which a person has the right to acquire upon the exercise of warrants and conversion of preferred stock outstanding as of the date of this Prospectus, but are not determined to be outstanding for the purpose of computing the percentage ownership of any other person. The amounts indicated are based on outstanding Common Stock of 12,267,631 shares as of October 23, 1998.

(3) Includes (a) 3,006,250 shares that RBB Bank is entitled to receive upon exercise of all of the 1996 RBB Warrants, Series 6 Warrants and Series 10 Warrants; (b) 2,666,667 shares that RBB Bank is entitled to receive upon conversion of the 4,000 shares of Series 3 Preferred held by RBB Bank (assuming the average closing bid quotation for the Common Stock for the five trading days immediately preceding each conversion date equals or exceeds $2.00 per share); (c) 1,379,311 shares that RBB Bank is entitled to receive upon conversion of the 2,500 shares of Series 8 Preferred (assuming the Conversion Price Adjustment is not in effect); (d) 3,200,000 shares of Common Stock that the Company has reserved for issuances to RBB Bank upon conversion of the 3,000 shares of Series 10 Preferred and in payment of accrued dividends on the Series 10 Preferred (e) 34,666 shares of Common Stock that RBB Bank may receive in payment of the accrued dividends on the Series 3 Preferred;
     (f) 197,551 shares that RBB Bank may receive in payment of the

                                -46-

     accrued dividends on the Series 4 Preferred (which has been exchanged for the Series 6 Preferred), Series 6 Preferred (which has been exchanged for the Series 8 Preferred), and Series 8 Preferred, and (g) 952,549 shares held directly by RBB Bank. The Company's Registration Statement on Form S-3, No. 333-14513, effective October 21, 1996 (the "1996
     Registration Statement") currently covers the reoffer and resale of up to 6,030,000 of the 10,436,994 shares noted as beneficially owned by RBB Bank. The shares of Common Stock covered by the 1996 Registration Statement consist of 3,700,000 shares issuable upon conversion of the Series 3 Preferred held by RBB Bank, 2,000,000 shares issuable upon exercise of the 1996 RBB Warrants, and 330,000 shares issuable in payment of dividends accrued on the Series 3 Preferred.

(4) Includes (a) 112,500 shares that Genesis is entitled to receive upon exercise of a warrant dated September 16, 1996 (the "1996 Genesis Warrant"), (b) 300,000 shares that Genesis is entitled to receive upon exercise of the Series 4 Genesis Warrants, and (c) 150,000 shares that Genesis is entitled to receive upon exercise of the Series 10 Genesis Warrant. The 1996 Registration Statement (defined in footnote (3) to this table) covers the reoffer and resale of the 112,000 shares issuable upon exercise of the 1996 Genesis Warrant. Genesis is a publicly traded company whose shares of common stock are traded on the American Stock Exchange

(5) Represents shares that Sun Bank is entitled to receive upon exercise of the Sun Bank Warrant. Sun Bank currently provides the Company with certain banking services and financial credits.

(6) Includes (a) 200,000 shares that Infinity is entitled to receive upon conversion of all of the Series 9 Preferred held by Infinity (assuming the Conversion Price Adjustment is not in effect), (b) 36,000 shares of Common Stock that Infinity has received or may receive in payment of the accrued dividends on the Series 7 Preferred (which was exchanged for the Series 9 Preferred), and Series 9 Preferred, (c) 35,000 shares that are issuable upon exercise of the Infinity Warrants, and (d) 18,336 shares of Common Stock directly held by Infinity. The general partner of Infinity, International Financial Research Alliance, L.L.C. ("IFRA"), has voting or dispositive control over shares held by Infinity. The members of IFRA are Mark Scott, Barry Pearl, and Elizabeth Scott.

(7) Represents shares that Mr. Ehlert is entitled to receive upon exercise of the Ehlert Warrants. Mr. Ehlert currently provides investor relations, marketing, and consulting services to the Company.

(8) Includes 150,000 shares that Mr. Fetter is entitled to receive upon exercise of the Fetter Warrants. Mr. Fetter previously provided investor relations, marketing, and consulting services to the Company.

(9) Includes 350,000 shares that Fontenoy is entitled to receive upon exercise of the Fontenoy Warrant and 100,000 shares (of which 51,800 shares have been received) 1that Fontenoy is entitled to receive upon exercise of the Dionysus Warrant. Subsequent to receiving the Dionysus Warrant, Dionysus Limited changed its name to Fontenoy Investments. Fontenoy currently provides investor relations, marketing and consulting services to the Company. The beneficial owners of Fontenoy having voting or dispositive control over shares held by Fontenoy are as follows: David Hermanus Bester, Richard Scott, Linda Jean Alton, Gordon John Mundy, and Katharine Georgina Lamb.

(10) Includes 20,513 shares that Ally is entitled to receive upon exercise of the Ally Warrant. The beneficial owners of Ally having voting or dispositive control over shares held by Ally are as follows: Allen Gold and Gary Abriem.

(11) Includes 7,000 shares that Blair is entitled to receive upon exercise of the Blair Remainder Warrant issued to Blair to reflect the unassigned portion of the Blair Warrant for 75,000

                                -47-

     shares of Common Stock which was previously issued by the Company to Blair in connection with the extension of a promissory note. Effective March 23, 1995, the Blair Warrant was partially assigned by Blair to the following officers and directors of Blair: Davis, Stahler, Renov and Bell to purchase 28,000, 28,000, 7,000 and 5,000 shares thereunder,
     respectively.   See "Summary of Securities Being Offered."
     Includes (i) 217,701 shares held by Blair, (ii) 200,000 shares issuable upon exercise of one warrant, and (iii) 9,775 shares issuable upon exercise of one warrant. The 1996 Registration Statement currently covers the reoffer and resale of up to 200,000 shares issuable upon exercise of the warrant for 200,000 shares issued to Blair. All of the Common Stock held by Blair may be considered to be beneficially owned by Davis, the sole shareholder of Blair. See footnote 12 to this Table.

(12) Mr. Davis is an investment banker and sole shareholder of Blair, a broker-dealer registered under the Exchange Act. Includes (i) 28,000 shares that Davis is entitled to receive upon exercise of the Davis Warrant; (ii) 9,775 shares that Davis is entitled to receive upon exercise of a warrant; (iii) 154,000 shares owned by Davis' spouse; and (iv) 434,476 shares held by Blair and described in footnote 11 to this Table. Mr. Davis disclaims beneficial ownership over the shares held by his spouse. The number of shares indicated does not include 563,793 shares which are beneficially owned by Steve Gorlin, a director of the Company, and which are pledged to Davis and Blair pursuant to a Pledge Agreement dated June, 1992.
     Davis and Blair have filed a joint Schedule 13G, as amended from time to time, regarding the Common Stock, which states that Davis has sole voting and dispositive control over the shares of Common Stock held by Blair. Davis is, therefore, considered to be the beneficial owner of the Common Stock held by Blair.

(13) Includes 28,000 shares that Stahler is entitled to receive upon exercise of the Stahler Warrant.

(14) Includes 7,000 shares that Renov is entitled to receive upon exercise of the Renov Warrant.

(15) Includes 5,000 shares that Bell is entitled to receive upon exercise of the Bell Warrant.

(16) Represents shares that Liviakis is entitled to receive upon exercise of the Liviakis Warrant. Liviakis currently provides investor relations and consulting services to the Company pursuant to the terms of a Consulting Agreement, dated
     June 30, 1998 between the Company and Liviakis ("Liviakis Consulting Agreement"). The beneficial owners of Liviakis having voting or dispositive control over shares held by Liviakis are John Liviakis and his spouse, Renee Liviakis. Prag is also considered a beneficial owner of the Common
     Stock Liviakis is entitled to receive upon exercise of the Liviakis Warrant as described in footnote 17 to this Table.

(17) Includes 625,000 shares that Prag is entitled to receive upon exercise of the Prag Warrant, 10,000 shares held directly by Prag, and 1,875,000 shares Liviakis is entitled to acquire under the Liviakis Warrant as described in footnote 16 to this Table. Prag is an executive officer of Liviakis and received the Prag Warrant in connection with his assistance in the RBB Series 10 Private Placement. As an executive officer of Liviakis, Prag currently provides investor relations and consulting services to the Company under the terms of the Liviakis Consulting Agreement. Prag and Liviakis have filed a joint Schedule 13G regarding the Common Stock which states that Prag shares voting and dispositive control over the shares of Common Stock Liviakis is entitled to receive upon exercise of the Liviakis Warrant. Prag is, therefore, considered to be a beneficial owner of the Common Stock Liviakis is entitled to receive upon exercise of the Liviakis Warrant.

(18) Assumes Liviakis sells all of the Common Stock which it may acquire pursuant to the Liviakis Warrant.

(19) Less than 1.0%.

                       PLAN OF DISTRIBUTION

     The Shares may be offered and sold from time to time by the Selling Shareholders, or by pledges, donees, transferees or other successors in interest. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, market, or otherwise at prices related to the then current market price or in negotiated transactions. The Shares may be sold by the Selling Shareholders in one or more transactions on the NASDAQ and the BSE or otherwise at market prices then prevailing or in privately negotiated transactions. The Shares may be sold by one or more of the following: (i) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (ii) purchases and resale by a broker-dealer for its account pursuant to this Prospectus, and (iii) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Company has not been advised by the Selling Shareholders that they have, as of the date hereof, made any arrangements relating to the distribution of the Shares covered by this Prospectus, except that certain of the Selling Shareholders are broker-dealers. See "Selling Shareholders." In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate, and, in such case, broker-dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to sale.

     In offering the Shares, the Selling Shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Accordingly, any profits realized by the Selling Shareholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.


                          LEGAL OPINION

     Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Company by Conner &
Winters, A Professional Corporation, Oklahoma City, Oklahoma.


                             EXPERTS

     The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by BDO Seidman LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

No dealer, salesman or other
person has been authorized to
give any information not con-
tained in this Prospectus and,
if given or made, such informa-
tion or representations must
not be relied upon as having
been authorized by the Company
or the Standby Purchasers.  This
Prospectus does not constitute             10,227,074 Shares
an offer to sell or a solicita-
tion of an offer to buy any of
the securities offered hereby
in any jurisdiction to any
person to whom it is unlawful
to make such offer in such juris-
diction.  Neither the delivery         Perma-Fix Environmental
of this Prospectus nor any sale             Services, Inc.
hereunder shall under any circum-
stances create any implication
that there has been no change in
the affairs of the Company since
the date hereof.

    _______________________

      Table of Contents                     Common Stock

                              Page
                              ____
Available Information . . . . .  4

Incorporation by Reference. . .  5
                                            _____________
Risk Factors. . . . . . . . . .  5

The Company . . . . . . . . . . 17           Prospectus

Private Placements and                      _____________
Exchange Agreements. . . . . . .25

Recent Developments. . . . . . .37

Use of Proceeds. . . . . . . . .39

Summary of Securities Being
Offered. . . . . . . . . . . . .40

Selling Shareholders . . . . . .45

Plan of Distribution . . . . . .49

Legal Opinion. . . . . . . . . .49          February ___, 1999

Experts. . . . . . . . . . . . .49


                             PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution


     Nature of Expense
     _________________
     SEC Registration Fee . . . . . . . . . . . . .$  4,961.37
     Legal Fees (Including Blue Sky). . . . . . . .$ 60,000.00
     Accounting Fees and Expenses . . . . . . . . .$  7,500.00
     Printing . . . . . . . . . . . . . . . . . . .$  2,500.00
     Miscellaneous. . . . . . . . . . . . . . . . .$  2,500.00
                                                   ___________
                              Total                $ 77,461.37
                                                   ===========

The foregoing expenses, except for the registration fee, are estimated pursuant to Item 511 of Regulation S-K.

Item 15.  Indemnification of Officers and Directors

     Section 145 of the Delaware Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnification.

     Article EIGHTH of the Company's Restated Certificate of
Incorporation provides as follows with respect to the indemnification of officers and directors of the Company:

     All persons who the Corporation is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Corporation to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.
     No repeal or amendment of this Article EIGHTH shall adversely affect any rights of any person pursuant to this Article EIGHTH which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

     The Company's Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for any monetary damages for breaches of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

Item 16.  Exhibits

Exhibit No.                         Description
-----------                         ----------
   4.1          Subscription and Purchase Agreement, dated June 9, 1997,
                between the Company and RBB Bank Aktiengesellschaft as
                incorporated by reference from Exhibit 4.1 to the Company's
                Form 8-K, dated June 11, 1997.

   4.2 Subscription and Purchase Agreement, dated July 7, 1997, between the Company and the Infinity Fund, L.P. as incorporated by reference from Exhibit 4.1 to the Company's
                Form 8-K, dated July 7, 1997.

   4.3 Exchange Agreement, dated November 6, 1997, to be considered effective as of September 16, 1997, between the Company and RBB Bank, as incorporated by reference from Exhibit 4.11 from the Company's Report on Form 10-Q for the period ended
                September 30, 1997.

   4.4          Certificate of Designations of Series 6 Class F Convertible
                Preferred Stock incorporated by reference from Exhibit 4.7 to the Company's Report on Form 10-Q for the period ended
                September 30, 1997.

   4.5 Exchange Agreement dated as of October 31, 1997, to be considered effective as of September 16, 1997, between the Company and the Infinity Fund, L.P. as incorporated by reference from Exhibit 4.12 to the Company's Report on Form
                10-Q for the period ended September 30, 1997.

   4.6*         Certificate of Designations of Series 7 Class G Convertible
                Preferred Stock.

   4.7 Exchange Agreement, dated April 30, 1998, to be considered effective as of February 28, 1998, between the Company and RBB
                Bank, as incorporated by reference from Exhibit 10.6 to the Company's Report on Form 10-Q for the quarter ended June 30,
                1998.

   4.8          Certificate of Designations of Series 8 Class H Convertible
                Preferred Stock as incorporated by reference from Exhibit 3(i) to the Company's Report on Form 10-Q for the quarter ended
                June 30, 1998.

   4.9          Specimen copy of Series 8 Class H Convertible Preferred Stock
                Certificate, as incorporated by reference from Exhibit 4.5 to the Company's Report on Form 10-Q for the quarter ended
                June 30, 1998.

   4.10 Exchange Agreement dated as of April 30, 1998, to be considered effective as of February 28, 1998, between the Company and the Infinity Fund, L.P., as incorporated by reference from Exhibit 10.7 to the Company's Report on Form
                10-Q for the quarter ended June 30, 1998.

   4.11         Certificate of Designations of Series 9 Class I Convertible
                Preferred Stock, as incorporated by reference from Exhibit
                3(i) to the Company's Report on Form 10-Q for the quarter ended June 30, 1998.

   4.12         Specimen copy of Series 9 Class I Convertible Preferred Stock
                Certificate, as incorporated by reference from Exhibit 4.7 to the Company's Report on Form 10-Q for the quarter ended
                June 30, 1998.


                                II-2

   4.13         Certificate of Elimination regarding the Series 6 Class F
                Convertible Preferred Stock and the Series 7 Class G
                Convertible Preferred Stock.

   4.14         Private Securities Subscription Agreement, dated June 30,
                1998, between the Company and RBB Bank Aktiengesellschaft as incorporated by reference from Exhibit 4.1 to the Company's
                Form 8-K dated June 30, 1998.

   4.15         Certificate of Designations of Series 10 Class J Convertible
                Preferred Stock, dated July 16, 1998, as incorporated by reference from Exhibit 3(i) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

   4.16         Specimen copy of Certificate relating to the Series 10 Class
                J Convertible Preferred Stock as incorporated by reference from Exhibit 4.3 to the Company's Form 8-K, dated June 30,
                1998.

    5.1*        Opinion of Conner & Winters, a Professional Corporation.

   23.1**       Consent of BDO Seidman, LLP.

   23.2* Consent of Conner & Winters, as contained in Exhibit 5.1 hereto and incorporated herein by reference.

   24.1*        Powers of Attorney.

   99.1*        Common Stock Purchase Warrant ($1.8125) No. RBB 9-97-1, dated
                September 16, 1997, between the Company and RBB Bank
                Aktiengellschaft.

   99.2*        Common Stock Purchase Warrant ($1.8125) No. RBB 9-97-2, dated
                September 16, 1997, between the Company and RBB Bank
                Aktiengellschaft.

   99.3*        Common Stock Purchase Warrant ($2.125) No. RBB 9-97-3, dated
                September 16, 1997, between the Company and RBB Bank
                Aktiengellschaft.

   99.4*        Common Stock Purchase Warrant No. INF 9-97-1, dated
                September 16, 1997, between the Company and The Infinity Fund,
                L.P.

   99.5*        Common Stock Purchase Warrant No. INF 9-97-2, dated
                September 16, 1997, between the Company and The Infinity Fund,
                L.P.

   99.6 Common Stock Purchase Warrant ($1.50), dated June 9, 1997, between the Company and JW Charles Financial Services, Inc., as incorporated by reference from Exhibit 4.6 to the Company's
                Form 8-K, dated June 11, 1997.

   99.7 Common Stock Purchase Warrant ($2.00), dated June 9, 1997, between the Company and JW Charles Financial Services, Inc., as incorporated by reference from Exhibit 4.7 to the Company's
                Form 8-K, dated June 11, 1997.

   99.8 Warrant Agreement, dated June 17, 1994, between the Company and Sun Bank, National Association, as incorporated by reference from Exhibit 4.2 to the Company's Form 8-K, dated
                June 17, 1994.

   99.9* Common Stock Purchase Warrant ($2.00), dated July 25, 1997, between the Company and Karl Ehlert.


                                II-3

   99.10* Common Stock Purchase Warrant ($3.00), dated July 25, 1997, between the Company and Karl Ehlert.

   99.11* Common Stock Purchase Warrant ($2.00), dated July 25, 1997, between the Company and Keith Fetter.

   99.12* Common Stock Purchase Warrant ($2.50), dated July 25, 1997, between the Company and Keith Fetter.

   99.13*       Common Stock Purchase Warrant, dated effective as of
                September 16, 1997, between the Company and Dionysus
                Limited.

   99.14* Common Stock Purchase Warrant dated January, 1995, between the Company and D. H. Blair Investment Banking Corp.

   99.15*       Common Stock Purchase Warrant dated effective as of
                March 23, 1995, between the Company and D. H. Blair
                Investment Banking Corp.

   99.16*       Common Stock Purchase Warrant dated effective as of
                March 23, 1995, between the Company and J. Morton Davis.

   99.17*       Common Stock Purchase Warrant dated effective as of
                March 23, 1995, between the Company and Esther Stahler.

   99.18*       Common Stock Purchase Warrant dated effective as of
                March 23, 1995, between the Company and Martin Bell.

   99.19*       Common Stock Purchase Warrant dated effective as of
                March 23, 1995, between the Company and Ruki Renov.

   99.20* Common Stock Purchase Warrant dated September 11, 1995 between the Company and Ally Capital Management, Inc.

   99.21 Common Stock Purchase Warrant ($1.875) dated June 30, 1998, between the Company and RBB Bank Aktiengesellschaft as incorporated by reference from Exhibit 4.4 to the Company's
                Form 8-K, dated June 30, 1998.

   99.22 Common Stock Purchase Warrant ($2.50) dated June 30, 1998, between the Company and RBB Bank Aktiengesellschaft as incorporated by reference from Exhibit 4.5 to the Company's
                Form 8-K, dated June 30, 1998.

   99.23 Consulting Agreement dated effective June 30, 1998, between the Company and Liviakis Financial Communications, Inc. as incorporated by reference from Exhibit 4.6 to the Company's
                Form 8-K, dated June 30, 1998.

   99.24 Common Stock Purchase Warrant effective June 30, 1998, between the Company and Liviakis Financial Communications,
                Inc. as incorporated by reference from Exhibit 4.7 to the Company's Form 8-K, dated June 30, 1998.

   99.25 Common Stock Purchase Warrant effective June 30, 1998, between the Company and Robert B. Prag as incorporated by reference from Exhibit 4.8 to the Company's Form 8-K, dated
                June 30, 1998.

   99.26 Common Stock Purchase Warrant effective June 30, 1998, between the Company and JW Genesis Financial Corporation as incorporated by reference from Exhibit 10.8 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.


                               II-4

   99.27 Common Stock Purchase Warrant effective June 30, 1998, between the Company and Fontenoy Investments as incorporated by reference from Exhibit 10.9 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

   99.28        Employment Agreement dated October 1, 1997, between the
                Company and Dr. Louis F. Centofanti is incorporated by reference from Exhibit 10.9 to the Company's Quarterly
                Report on Form 10-Q for the quarterly period ended
                September 30, 1997.

     *Previously filed
     **Filed herein

__________________________

Item 17.  Undertakings

       The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration
     Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the
          "Securities Act");

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                     SIGNATURES FOR FORM S-3

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Florida, on the 10th day of February, 1999.

                              PERMA-FIX ENVIRONMENTAL
                              SERVICES, INC.


                              By: /s/ Louis F. Centofanti
                                 ________________________________
                                 Dr. Louis F. Centofanti
                                 Chairman, President and
                                 Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Dr. Louis F. Centofanti   Chairman of the Board         February 10, 1999
___________________________   of Directors, President,
                              and Chief Executive Officer
                              (Principal Executive Officer)


/s/ Richard T. Kelecy         Chief Financial Officer       February 10, 1999
__________________________    (Principal Financial and
                              Accounting Officer)


            *
__________________________    Director                      February 10, 1999
Mark A. Zwecker


            *
__________________________    Director                      February 10, 1999
Steve Gorlin


            *
__________________________    Director                      February 10, 1999
Jon Colin


*By /s/ Dr. Louis F. Centofanti
___________________________                                 February 10, 1999
Dr. Louis F. Centofanti
Attorney In Fact

                          EXHIBIT INDEX
                          ______________

                                                                Sequential
Exhibit No.                   Description                         Page No.
___________    _________________________________________         __________
   4.1         Subscription and Purchase Agreement,
               dated June 9, 1997, between the Company
               and RBB Bank Aktiengesellschaft as
               incorporated by reference from Exhibit
               4.1 to the Company's Form 8-K, dated
               June 11, 1997.

   4.2         Subscription and Purchase Agreement,
               dated July 7, 1997, between the Company
               and the Infinity Fund, L.P. as
               incorporated by reference from Exhibit
               4.1 to the Company's Form 8-K, dated
               July 7, 1997.

   4.3         Exchange Agreement, dated November 6,
               1997, to be considered effective as of
               September 16, 1997, between the
               Company and RBB Bank, as incorporated
               by reference from Exhibit 4.11 from the
               Company's Report on Form 10-Q for the
               period ended September 30, 1997.

   4.4         Certificate of Designations of Series 6
               Class F Convertible Preferred Stock
               incorporated by reference from Exhibit
               4.7 to the Company's Report on Form
               10-Q for the period ended September 30,
               1997.

   4.5         Exchange Agreement dated as of October 31,
               1997, to be considered effective as of
               September 16, 1997, between the Company
               and the Infinity Fund, L.P. as
               incorporated by reference from Exhibit
               4.12 to the Company's Report on Form
               10-Q for the period ended September 30,
               1997.

   4.6*        Certificate of Designations of Series 7
               Class G Convertible Preferred Stock.

   4.7 Exchange Agreement, dated April 30, 1998, to be considered effective as of February 28, 1998, between the Company and RBB
               Bank, as incorporated by reference from
               Exhibit 10.6 to the Company's Report on
               Form 10-Q for the quarter ended June 30, 1998.

   4.8         Certificate of Designations of Series 8
               Class H Convertible Preferred Stock as
               incorporated by reference from Exhibit
               3(i) to the Company's Report on Form
               10-Q for the quarter ended June 30, 1998.

   4.9         Specimen copy of Series 8 Class H
               Convertible Preferred Stock Certificate, as incorporated by reference from Exhibit
               4.5 to the Company's Report on Form 10-Q for the quarter ended June 30, 1998.

   4.10        Exchange Agreement dated as of April 30,
               1998, to be considered effective as of
               February 28, 1998, between the Company
               and the Infinity Fund, L.P., as incor-
               porated by reference from Exhibit 10.7
               to the Company's Report on Form 10-Q for the quarter ended June 30, 1998.

   4.11        Certificate of Designations of Series 9
               Class I Convertible Preferred Stock, as
               incorporated by reference from Exhibit
               3(i) to the Company's Report on Form
               10-Q for the quarter ended June 30, 1998.

   4.12        Specimen copy of Series 9 Class I
               Convertible Preferred Stock Certificate, as incorporated by reference from Exhibit
               4.7 to the Company's Report on Form 10-Q for the quarter ended June 30, 1998.

   4.13 Certificate of Elimination regarding the Series 6 Class F Convertible Preferred Stock and the Series 7 Class G Convertible
               Preferred Stock.

   4.14        Private Securities Subscription Agreement,
               dated June 30, 1998, between the Company
               and RBB Bank Aktiengesellschaft as incor-
               porated by reference from Exhibit 4.1
               to the Company's Form 8-K dated June 30,
               (1998)

   4.15        Certificate of Designations of Series 10
               Class J Convertible Preferred Stock, dated
               July 16, 1998, as incorporated by refer-ence from Exhibit 3(i) to the Company's
               Quarterly Report on Form 10-Q for the
               quarter ended June 30, 1998.

   4.16 Specimen copy of Certificate relating to the Series 10 Class J Convertible Preferred
               Stock as incorporated by reference from
               Exhibit 4.3 to the Company's Form 8-K,
               dated June 30, 1998.

   5.1*        Opinion of Conner & Winters, a Professional
               Corporation.

  23.1**       Consent of BDO Seidman, LLP.                            61

  23.2* Consent of Conner & Winters, as contained in Exhibit 5.1 hereto and incorporated herein by reference.

  24.1*        Powers of Attorney.

  99.1*        Common Stock Purchase Warrant ($1.8125)
               No. RBB 9-97-1, dated September 16, 1997, between the Company and RBB Bank
               Aktiengellschaft.

  99.2*        Common Stock Purchase Warrant ($1.8125)
               No. RBB 9-97-2, dated September 16, 1997, between the Company and RBB Bank
               Aktiengellschaft.

  99.3*        Common Stock Purchase Warrant ($2.125)
               No. RBB 9-97-3, dated September 16, 1997, between the Company and RBB Bank
               Aktiengellschaft.

  99.4*        Common Stock Purchase Warrant No. INF
               9-97-1, dated September 16, 1997,
               between the Company and The Infinity
               Fund, L.P.

  99.5*        Common Stock Purchase Warrant No. INF
               9-97-2, dated September 16, 1997,
               between the Company and The Infinity
               Fund, L.P.

  99.6         Common Stock Purchase Warrant ($1.50),
               dated June 9, 1997, between the Company
               and JW Charles Financial Services,
               Inc., as incorporated by reference from
               Exhibit 4.6 to the Company's Form 8-K,
               dated June 11, 1997.

  99.7         Common Stock Purchase Warrant ($2.00),
               dated June 9, 1997, between the Company
               and JW Charles Financial Services,
               Inc., as incorporated by reference from
               Exhibit 4.7 to the Company's Form 8-K,
               dated June 11, 1997.

  99.8         Warrant Agreement, dated June 17, 1994,
               between the Company and Sun Bank,
               National Association, as incorporated by reference from Exhibit 4.2 to the Company's
               Form 8-K, dated June 17, 1994.

  99.9*        Common Stock Purchase Warrant ($2.00),
               dated July 25, 1997, between the Company and Karl Ehlert.

  99.10*       Common Stock Purchase Warrant ($3.00),
               dated July 25, 1997, between the Company and Karl Ehlert.

  99.11*       Common Stock Purchase Warrant ($2.00),
               dated July 25, 1997, between the Company and Keith Fetter.

  99.12*       Common Stock Purchase Warrant ($2.50),
               dated July 25, 1997, between the Company and Keith Fetter.

  99.13*       Common Stock Purchase Warrant, dated
               effective as of September 16, 1997,
               between the Company and Dionysus Limited.

  99.14*       Common Stock Purchase Warrant dated January,
               1995, between the Company and D. H. Blair
               Investment Banking Corp.

  99.15* Common Stock Purchase Warrant dated effective as of March 23, 1995, between the Company and D. H. Blair Investment Banking Corp.

  99.16* Common Stock Purchase Warrant dated effective as of March 23, 1995, between the Company and J. Morton Davis.

  99.17* Common Stock Purchase Warrant dated effective as of March 23, 1995, between the Company and Esther Stahler.

  99.18* Common Stock Purchase Warrant dated effective as of March 23, 1995, between the Company and Martin Bell.

  99.19* Common Stock Purchase Warrant dated effective as of March 23, 1995, between the Company and Ruki Renov.

  99.20*       Common Stock Purchase Warrant dated
               September 11, 1995 between the Company
               and Ally Capital Management, Inc.

  99.21        Common Stock Purchase Warrant ($1.875)
               dated June 30, 1998, between the Company and RBB Bank Aktiengesellschaft as incorporated by reference from Exhibit 4.4 to the Company's Form 8-K, dated June 30,
               1998.

  99.22        Common Stock Purchase Warrant ($2.50)
               dated June 30, 1998, between the Company and RBB Bank Aktiengesellschaft as incor-porated by reference from Exhibit 4.5 to the Company's Form 8-K, dated June 30,
               1998.

  99.23        Consulting Agreement dated effective June 30,
               1998, between the Company and Liviakis
               Financial Communications, Inc. as incor-porated by reference from Exhibit 4.6 to the Company's Form 8-K, dated June 30,
               1998.

  99.24        Common Stock Purchase Warrant effective
               June 30, 1998, between the Company and
               Liviakis Financial Communications, Inc.
               as incorporated by reference from Exhibit
               4.7 to the Company's Form 8-K, dated June 30,
               1998.

  99.25        Common Stock Purchase Warrant effective
               June 30, 1998, between the Company and
               Robert B. Prag as incorporated by
               reference from Exhibit 4.8 to the Company's
               Form 8-K, dated June 30, 1998.

  99.26        Common Stock Purchase Warrant effective
               June 30, 1998, between the Company and JW
               Genesis Financial Corporation as incor-
               porated by reference from Exhibit 10.8
               to the Company's Quarterly Report on Form
               10-Q for the quarter ended June 30, 1998.

  99.27        Common Stock Purchase Warrant effective
               June 30, 1998, between the Company and
               Fontenoy Investments as incorporated by
               reference from Exhibit 10.9 to the
               Company's Quarterly Report on Form 10-Q
               for the quarter ended June 30, 1998.

  99.28 Employment Agreement dated October 1, 1997, between the Company and Dr. Louis F.
               Centofanti is incorporated by reference from
               Exhibit 10.9 to the Company's Quarterly
               Report on Form 10-Q for the quarterly period ended September 30, 1997.

_______________________

*Previously filed
**Filed herein